Exhibit 2.4

Final Version

AGREEMENT AND PLAN OF MERGER

by and among

FUTUREVISION 2020, LLC,

THE MEMBERS THEREOF,

COLUMBIA CARE INC.

COLUMBIA CARE LLC,

MAIA ACQUISITION IB INC.,

MAIA ACQUISITION II INC.,

and

FUTUREVISION REPRESENTATIVE, LLC,

AS THE MEMBER REPRESENTATIVE

June 15, 2021

i

(continued)

(continued)

(continued)

(continued)

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of June 15, 2021 (the “Agreement Date”) is by and among COLUMBIA CARE INC., a company continued under the laws of the Province of British Columbia (the “Parent”), COLUMBIA CARE LLC, a Delaware limited liability company and newly-formed, wholly-owned subsidiary of Parent (the “Buyer”), MAIA ACQUISITION IB INC., a Delaware corporation and newly-formed, wholly-owned subsidiary of the Buyer (“Merger Sub I”), MAIA ACQUISITION II INC., a Delaware corporation and newly-formed, wholly-owned subsidiary of the Buyer (“Merger Sub II”), FUTUREVISION 2020, LLC, a Delaware limited liability company (the “Company”), the Members set forth on Section 1 hereto (each, a “Member” and together, the “Members”) and Futurevision Representative, LLC, a Colorado limited liability company, solely in its capacity as the representative of the Members (the “Member Representative”, together with the Company, the Parent, the Buyer, and Merger Sub I and Merger Sub II, the “Parties”).

RECITALS

A. The Parent, the Buyer, Merger Sub I, Merger Sub II and the Company intend to effectuate (i) a merger (the “First Merger”) of Merger Sub I with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DE Act”), with the Company to be the surviving company of the First Merger and a wholly-owned subsidiary of the Buyer, and, as part of the same overall transaction, (ii) a merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the surviving company of the First Merger with and into Merger Sub II, with Merger Sub II to be the surviving company of the Second Merger.

B. Each of the Parties intends that (i) for U.S. federal income tax purposes, the Mergers, taken together, constitute an integrated plan described in Revenue Ruling 2001-46, 2001-2 C.B. 321, (ii) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of the Buyer and the Company are to be parties under Section 368(b) of the Code, and (iii) this Agreement is to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

C. The Manager of the Company (the “Manager”) has unanimously (i) determined that the Mergers are fair to and in the best interests of, the Members, (ii) adopted and approved this Agreement, the Mergers and the other Transactions, and (iii) resolved to recommend that the Members adopt and approve this Agreement, the Mergers and the other Transactions.

D. The respective boards of directors and managers of each of the Parent, the Buyer, Merger Sub I and Merger Sub II have determined that the Mergers are in the best interests of their respective companies and equity holders, and have adopted and approved this Agreement, the Mergers and the other Transactions.

E. To induce the Parent, the Buyer, Merger Sub I and Merger Sub II to enter into this Agreement, certain beneficial owners of the Members have agreed to execute and deliver a Non-Competition Agreement to Buyer at closing, each substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreements”).

F. Simultaneously with the execution of this Agreement, Parent, Buyer, Merger Sub I and Merger Sub II are entering into an Agreement and Plan of Merger with Futurevision Holdings, Inc. (“Futurevision Holdings”), pursuant to which, through a series of mergers, Futurevision Holdings will merge into Merger Sub II and become a wholly-owned subsidiary of Buyer (the “Futurevision Holdings Agreement”), with Merger Sub II to be the surviving company thereof.

G. Simultaneously with the execution of this Agreement, Buyer and the members of Medicine Man Longmont, LLC (“Longmont”), an Affiliate of the Company, are entering into an option agreement substantially in the form attached hereto as Exhibit D (the “Longmont Option”), pursuant to which the Buyer shall have an irrevocable and exclusive option to acquire Longmont.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

SECTION 1

THE MERGERS AND OTHER TRANSACTIONS

1.1 Certain Definitions. For purposes of this Agreement:

“1933 Act” has the meaning given in Section 4.51.1(b).

“Accounts Receivable” means all receivables (including notes, book debts and other amounts due or accrued, whether billed or unbilled), arising from or related to or in respect of the Business, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts receivable, notes and debts, including all receivables reflected or which will be reflected in the Recent Balance Sheet.

“Action” means any action, suit or claim, legal, administrative or arbitration proceeding, or investigation.

“Adjustment Escrow Amount” means an amount equal to $25,000 (together with any interest and other income earned thereon).

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” has the meaning given in the preamble.

“Agreement Date” has the meaning given in the preamble.

“Allocation Certificate” has the meaning given in Section 1.7(a).

“Ancillary Agreements” means the Escrow Agreement, the Lock-Up Agreement, the Non-Competition Agreements, the Longmont Option, the Certificates of Merger and all other documents, instruments and certificates entered into pursuant hereto or in furtherance of the Transactions.

“Attorney Client Communications” has the meaning given in Section 5.9(b).

“Base Cash Purchase Price” means an amount equal to $2,597,448.20, as may be adjusted pursuant to Section 1.7(d).

“Basket” has the meaning given in Section 10.4(c).

“Business” means the business conducted by the Company and its Subsidiaries on the Agreement Date, including the cultivation and sale of cannabis.

“Business Assets” has the meaning given in Section 2.7(a).

“Business Day” means Monday through Friday, but excluding federal and state holidays in New York, New York or Denver, Colorado.

“Buyer” has the meaning given in the preamble.

“Buyer Indemnitees” has the meaning given in Section 10.1.

“Buyer Parties” has the meaning given in Section 5.9(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136).

“Cash” means the consolidated cash, cash equivalents, checking account balances, certificates of deposits, time deposits, commercial paper, government securities, marketable securities and short term investments held by the Company, computed as of the applicable date and in accordance with GAAP. Cash shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks and drafts deposited for the account of the Company, including deposits in transit, and (iii) be calculated net of overdrawn accounts. Cash may be a positive or negative amount.

“Certificates of Merger” has the meaning given in Section 1.3.

“Change in Control Payment” means any new or increased commission, severance, bonus, increased vesting or benefit accruals, or other payment of any kind payable by the Company to management or other Employees that is triggered (in whole or in part) by or upon the consummation of the Transactions, in each case plus the employer’s portion of any applicable employment or payroll Taxes with respect to such amount and regardless of whether such commission, obligation, severance, bonus or other payment is due, paid or payable prior to, on or after the Closing. For the avoidance of doubt, “Change in Control Payment” shall exclude any amounts included as a “Transaction Expense” for purposes of this Agreement.

“Change Notice” has the meaning given in Section 1.7(b)(i).

“Closing” has the meaning given in Section 1.3.

“Closing Balance Sheet” means an unaudited, consolidated pro forma balance sheet of the Company as of 11:59 Eastern Time on the day immediately preceding the Closing Date based on the historical performance of the Company for the same period and prepared in accordance with GAAP consistent with past practices (except for the absence of footnotes).

“Closing Cash” means the amount of Cash as of immediately prior to the Effective Time.

“Closing Cash Merger Consideration” means an amount in cash (without interest) equal to (A) the Base Cash Purchase Price, plus (B) the Closing Cash, minus (C) the Company Debt Payoff Amount, minus (D) the amount of any Transaction Expenses not otherwise paid as of immediately prior to the Effective Time, minus (E) the amount of any Estimated Pre-Closing Taxes not otherwise paid as of immediately prior to the Effective Time, minus (F) the aggregate amount of all Change in Control Payments not otherwise paid as of immediately prior to the Effective Time, minus (G) the Net Working Capital Deficiency, if any, plus (H) the Net Working Capital Surplus, if any. The Closing Cash Merger Consideration shall be subject to adjustment in accordance with Section 1.7(b) (Post-Closing True-Up).

“Closing Date” has the meaning given in Section 1.3.

“Closing Deadline” has the meaning given in Section 11.1(f).

“Closing Parent Share Price” means $5.7532.

“Closing Share Merger Consideration” means the number of Parent Common Shares equal to (i) the quotient of (A) the Closing Share Purchase Price divided by (B) the Closing Parent Share Price.

“Closing Share Purchase Price” means an amount equal to $10,389,792.80, as may be adjusted pursuant to Section 1.7(d).

“COBRA” has the meaning given in Section 2.13(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the preamble.

“Company Debt” means with respect to the Company and its Subsidiaries (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date and any advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (viii) all obligations in respect of futures contracts, swaps and other derivative financial instruments (determined on a net basis as if such contract or obligation was being terminated early on such date), (ix) all direct or indirect guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation. For the avoidance of doubt, “Company Debt” shall exclude any amounts included in the definition of “Intercompany Debt”, “Net Working Capital”, “Transaction Expenses” or “Change in Control Payments”.

“Company Debt Payoff Amount” has the meaning given in Section 1.7(a)(iii).

“Company Disclosure Schedule” has the meaning given in the introduction to Section 2.

“Company Organizational Documents” means the Articles of Organization of Futurevision 2020, LLC, dated September 12, 2016, and the Amended and Restated Operating Agreement of Futurevision 2020, LLC, dated January 1, 2021.

“Company Parties” has the meaning given in Section 5.9(a).

“Company Permits” has the meaning given in Section 2.14(b).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, by and between Parent and Futurevision Ltd., dated as of December 21, 2020.

“Consent” means any filing with, notice to, or approval, consent or waiver of any Governmental Entity or any other Person.

“Contingent Workers” has the meaning given in Section 2.12(a).

“Contract” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“CSE” has the meaning set forth in Section 3.7.

“DE Act” has the meaning given in the recitals.

“Effective Time” has the meaning given in Section 1.4.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company.

“Employee Benefit Plan” has the meaning given in Section 2.13(a).

“Environmental Laws” means any and all Laws relating to the environment or public health or safety, including ambient air, surface water (including water management and runoff), land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes (including radioactive waste or nuclear waste or noxious noise or odor into the environment), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic, hazardous or medical substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos containing material, volatile organic compounds and polychlorinated biphenyls). Environmental Laws shall include the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (Clean Water Act) (33 U.S.C. § 1251 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA) (7 U.S.C. § 136 et seq.), and the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRTKA) (42 U.S.C

§ 11001 et seq.).

“Environmental Liabilities” means all Liabilities arising from environmental, health or safety conditions or a Release or threat of Release resulting from the Company, or any Release for which the Company is otherwise responsible under any Environmental Law.

“Environmental Lien” means any Lien in favor of any Governmental Entity for Environmental Liabilities.

“Environmental Permit”means all Permits, licenses and approvals required under Environmental Laws, including all environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements and waivers of and from Governmental Entities necessary for the conduct of the business and the operation of the Business Assets.

“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given in Section 2.13(a).

“Escrow Agent” means Century Bank and Trust Company.

“Escrow Agreement” means an escrow agreement by and among the Buyer, the Member Representative and the Escrow Agent in substantially the form of Exhibit B hereto.

“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Working Capital Statement” has the meaning given in Section 1.7(a)(i).

“Estimated Company Debt” means the Company Debt as of immediately prior to the Effective Time.

“Estimated Net Working Capital” means Net Working Capital estimated as of 11:59 PM Eastern Time on the day immediately preceding the Closing Date.

“Estimated Pre-Closing Taxes” means Pre-Closing Taxes estimated as of immediately prior to the Effective Time.

“Exchanges” has the meaning set forth in Section 3.7.

“Federal Cannabis Law” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including but not limited to the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960; provided that all references herein to “Law” shall not be interpreted to include any Federal Cannabis Law.

“Final Adjustment Amount” has the meaning given in Section 1.7(b)(ii).

“Financial Statements” has the meaning given in Section 2.4(a).

“Fundamental Representations” has the meaning given in Section 10.4(a).

“Futurevision Holdings” has the meaning given in the recitals.

“Futurevision Holdings Agreement” has the meaning given in the recitals.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Representations” has the meaning given in Section 10.4(a).

“Governmental Entity” means any foreign, federal, national, state, local or other court or governmental, regulatory or administrative agency, body or authority, including any stock exchange or Securities Commission.

“Hazardous Substance” means any substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable federal, state or local environmental law, statute, ordinance, rule or regulation.

“Husch Blackwell” has the meaning given in Section 5.9(a).

“Indemnified Party” has the meaning given in Section 10.3(a).

“Indemnifier” has the meaning given in Section 10.3(a).

“Indemnity Escrow Amount” means an amount in cash equal to $309,220.02.

“Independent Accountant” means an independent accounting firm mutually agreeable to both the Buyer and the Member Representative.

“Insurance Policy” has the meaning given in Section 2.18.

“Intellectual Property Rights” shall mean the intellectual property rights arising under the Laws of any jurisdiction and/or international treaties and conventions throughout the world, including rights in: (i) trademarks, service marks, trade names, brand names, logos, trade dress and all registrations and applications for registration of the foregoing, together with the goodwill associated with any of the foregoing; (ii) to the extent protectable under applicable intellectual property Laws, internet domain names, IP addresses and any social media accounts, usernames, handles and similar online identifiers with Facebook, Twitter, Instagram, Pinterest and other similar companies; (iii) copyrights (whether registered or unregistered), including copyrights in computer programs and software (including all source code and object code), and all registrations and applications for registration of such copyrights and all issuances, extensions and renewals of such registrations and applications; (iv) patents and patent applications and all divisions, continuations, continuations-in-part; reissues, extensions, reexaminations and renewals of such patents and applications and all rights to claim priority in or to any of the foregoing and to the extent protectable under applicable intellectual property Laws, inventions (whether patentable or unpatentable and whether or not reduced to practice) invention disclosures and improvements; and (v) confidential or proprietary information, including trade secrets under applicable Law, customer lists, know-how, formulas, databases, compounds and other confidential or proprietary business information.

“Intercompany Debt” means all obligations for borrowed money owed by the Company or an Affiliate to the Company or another Affiliate.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” shall mean all software and applications (on premises or cloud-based), databases, systems (telecommunications and otherwise), servers, computers, hardware, firmware, middleware, networks, routers, hubs, switches and all other information technology equipment, and all associated documentation owned, leased, licensed, or used in the conduct of the Business.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) with respect to the Company means the actual knowledge of Andy Williams and Sally Vander Veer and the knowledge that such persons would have after reasonable inquiry.

“Law” means any U.S. or foreign federal, national, state, local or other Governmental Entity law, statute, ordinance, rule, order, regulation, writ, injunction, directive, Order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing; provided that all references herein to “Law” shall not be interpreted to include any Federal Cannabis Law.

“Leased Real Property”has the meaning given in Section 2.15(b).

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or the conduct of the Business, regardless of whether claims in respect thereof have been asserted).

“Licensed Intellectual Property” means all Intellectual Property Rights in which the Company holds any rights or interests granted by any third party and that is used or held for use in the conduct of the Business as currently conducted.

“Licensed Provider” has the meaning given in Section 2.14(d).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, assignment, right of pre-emption or any other encumbrance whatsoever.

“Lock-Up Agreement” means the Lock-Up Agreement to be entered into by each Member in accordance with the terms of this Agreement, substantially in the form attached hereto as Exhibit C.

“Longmont” has the meaning given in the recitals.

“Longmont Option” has the meaning given in the recitals.

“Loss” means, as to any Person, any claim, loss, fines, royalty, liability, damage, deficiency, diminution in value, lost profit, Tax, interest, penalty, cost, fees or expense (including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether or not arising out of Third-Party Claims or otherwise incurred, and including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that a diminution in the market value of the Parent Common Shares shall not be, in and of itself, deemed a Loss hereunder.

“made available” means posted to the virtual data room populated by the Company and to which the Buyer or one or more of its representatives has access to at least two (2) Business Days prior to the Agreement Date.

“Manager” has the meaning given in the recitals.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects, has had a material adverse effect on the business, assets, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; (vi) any changes in applicable Federal Cannabis Laws, Laws, or accounting rules, including GAAP; (vii) failure to meet internal or published projections, forecasts, or revenue or earning predictions; provided, that the underlying causes of such failures shall not be excluded from the definition of “Material Adverse Effect”; (viii) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks public health emergencies, or other force majeure events; (ix) changes requested or consented to by Parent or Buyer, regardless of whether permitted or required under this Agreement; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

“Material Contracts” has the meaning given in Section 2.9(b).

“Material Vendor” has the meaning given in Section 2.9(b).

“Member” has the meaning given in the preamble.

“Member Approval” has the meaning given in Section 2.3(a).

“Member Closing Agreements” means the Non-Competition Agreements and the Lock-Up Agreements.

“Member Indemnitee” has the meaning given in Section 10.2.

“Member Representative” means the person or persons appointed as the Member Representative from time to time pursuant to Section 12.16.

“Merger Consideration” means the payments which the Members are entitled to receive hereunder.

“Merger Sub I” has the meaning given in the preamble.

“Merger Sub II” has the meaning given in the preamble.

“Mergers” has the meaning given in the recitals.

“Milestone Determination Date” has the meaning set forth in Section 1.10(a).

“NEO” has the meaning set forth in Section 3.7.

“Net Working Capital” means the consolidated total current assets of the Company taken as a whole less the consolidated total current liabilities of the Company taken as a whole as of 11:59 PM Eastern Time on the date immediately preceding the Closing Date, as determined in accordance with GAAP, without giving effect to the consummation of the Transactions; provided, however that (i) current assets shall exclude Closing Cash, inter-company Accounts Receivable, interest receivable, all current and deferred Tax assets, and security deposits; (ii) current assets shall include all other Accounts Receivable, work-in-progress, inventory, and prepaid amounts and advance payments; (iii) current liabilities shall exclude Intercompany Debt, Transaction Expenses, current income Tax liabilities and deferred Tax liabilities, and (iii) current liabilities shall include accounts payable, credit card debt, accrued expenses, excise and payroll tax, and payroll liabilities. Attached hereto as Schedule 1.1(b) is a calculation of Net Working Capital as though April 30, 2021 were the Closing Date.

“Net Working Capital Deficiency” means the amount by which the Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Net Working Capital Target.

“Net Working Capital Target” means $542,478.

“Offer Letters” has the meaning given in Section 8.11.

“Opt-Out Notifications” has the meaning given in Section 2.24(f).

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity or arbitration tribunal (in each case, whether final or preliminary).

“Ordinary Course of Business” means the ordinary course of the Company’s business taken as a whole and consistent with past practice.

“OSC” has the meaning given in Section 4.5(g).

“Owned IP” means the Intellectual Property Rights owned or purported to be owned by the Company.

“Ownership Interest” means an ownership interest in the Company.

“Parent” has the meaning given in the preamble.

“Parent Common Shares” means common shares in the capital of Parent.

“Permit” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, accreditation or other authorization issued or granted by, exemption of, or registration or filing with any Governmental Entity and other similar rights.

“Permitted Liens” means (i) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and which shall be paid in full and released prior to or at Closing, and (ii) Liens for Taxes or assessments and similar charges, which are not yet due and payable and for which appropriate reserves have been established in accordance with GAAP.

“Person” means any individual, company, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group, firm, association, joint-stock company, Governmental Entity or other entity.

“Personal Information” means all data that is protected as “protected health information,” “personal information,” or “personally identifiable information,” the collection, retention, disclosure, processing, storage, or transfer of which is regulated by any applicable Law.

“PPACA” has the meaning given in Section 2.13(c).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of or imposed on the Company or any of its Subsidiaries for each Pre-Closing Tax Period (including, for the avoidance of doubt, any employment, payroll or similar Taxes deferred under the CARES Act), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iii) Taxes arising from this transaction (including the Members share of all Transfer Charges), (iv) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any such Subsidiary of the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (v) notwithstanding any other provision in this Agreement to the contrary, reasonable costs and expenses of the defense of, or participation in the defense of, any audit, examination or investigation of the Company or any of its Subsidiaries by any Governmental Entity with respect to the items described in clauses (i)-(iv) of this sentence or to any Tax Return relating thereto (including any administrative or judicial proceeding relating thereto).

“Privacy and Security Laws” has the meaning given in Section 2.4(a).

“Pro Rata Share” means the quotient obtained by dividing (i) the amount of the Merger Consideration payable hereunder to such Member by (ii) the total amount of the Merger Consideration payable hereunder to all Members.

“Real Property Leases” has the meaning given in Section 2.15(b).

“Recent Balance Sheet” has the meaning given in Section 2.4(a).

“Recent Balance Sheet Date” has the meaning given in Section 2.4(a).

“Registered Owned IP” has the meaning given in Section 2.4(a).

“Regulatory Approval Materials” has the meaning given in Section 5.3(a).

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, arrangement for disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching or migration of a Hazardous Substance into the indoor or outdoor environment including the movement of Hazardous Substance through or in the ambient air, soil, surface water, groundwater, land surface or subsurface strata, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Representative” has the meaning given in Section 5.4(a).

“Sale Engagement” has the meaning given in Section 5.9(a).

“Second Effective Time” has the meaning given in Section 1.4.

“Second Merger” has the meaning given in the recitals.

“Signing Disk” has the meaning given in Section 5.8.

“State and Local Cannabis Laws” means Laws regarding the cultivation, manufacture, possession, use, sale or distribution of cannabis or cannabis products promulgated by state and local Governmental Entities in the states and municipalities in which the Company operates or is organized or domiciled.

“Straddle Period” means any Tax period of the Company or the Surviving Company that begins on or before and ends after the Closing Date.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by the Company, or (ii) the Company is a general partner or managing member.

“Surviving Company” has the meaning given in Section 1.2.

“Tax” or “Taxes” means (i) any and all federal, provincial, state, local or non-U.S. taxes, charges, fees, levies, imposts, duties and other similar assessments or charges of any kind whatsoever, imposed by any Governmental Entity, including, without limitation, ad valorem taxes, add-on minimum taxes, alternative minimum taxes, capital taxes, customs duties, employment taxes, environmental taxes, escheat or unclaimed property obligations, estimated taxes, excise taxes, franchise taxes, goods and services taxes, gross receipts taxes, imputed underpayments, income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), license taxes, net worth taxes, occupation taxes, payroll taxes, premium taxes, property taxes, recording taxes, retirement taxes, sales taxes, services taxes, severance taxes, social security premiums, stamp taxes, transfer taxes, unemployment taxes, use taxes, value-added taxes, windfall profits taxes, withholding taxes or other withholding obligations, together with all interest, penalties, fines, additions to tax imposed with respect to the foregoing or other amounts imposed with respect to the foregoing; (ii) any liability for any amounts described in clause (i) as a result of being or ceasing to be a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated or unitary group or arrangement for group relief for state, local or non-U.S. Tax purposes), including any liability under Treasury Regulations §1.1502-6 (or any similar provision of federal, state, local, or non-U.S. Law); and (iii) any liability for any amounts of the type described in clause (i) or (ii) arising under Contract, by operation of Law, by reason of being a transferee, successor or otherwise.

“Tax Return” means (i) any return, declaration, report, claim for refund, estimate, election, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Tax or the administration of the Laws relating to any Tax, and (ii) TD F 90-22.1 (and its successor form, FinCEN Form 114).

“Taxing Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

“Third-Party Acquisition” has the meaning given in Section 5.4(a).

“Third-Party Claim” has the meaning given in Section 10.3(a).

“Thornton License Award” means the award held by Columbia Care CO, LLC, a Colorado limited liability company and wholly owned subsidiary of Buyer, for a quadrant 4 license in Thornton, Colorado, as granted at a meeting of the local marijuana licensing authority on December 15, 2020.

“Transaction Expenses” means any incurred and unpaid expenses of the Company relating to the negotiation and consummation of the Agreement, the Ancillary Agreements, the Merger and the other Transactions, including (i) fees and expenses of brokers, financial advisers, legal counsel and accountants, and (ii) fifty percent (50%) of the costs and expenses relating to the Escrow Agent.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Agent” has the meaning given in Section 4.5(i).

“Transfer Charges” has the meaning given in Section 6.5.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S. Securities Act” has the meaning given in Section 4.5(i).

“Union” has the meaning given in Section 2.12(c).

“Verified Allocation Certificate” has the meaning given in Section 1.7(b)(i).

1.2 The Mergers. Upon the terms and subject to the conditions hereof, and in accordance with the DE Act, at the Effective Time, Merger Sub I shall be merged with and into the Company and the separate limited liability company existence of Merger Sub I shall cease. Following the First Merger, the Company shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to herein as the “First Merger Surviving Company”). Immediately thereafter, upon the terms and subject to the conditions hereof, and in accordance with the DE Act, the Buyer shall cause the First Merger Surviving Company to merge with and into Merger Sub II and the separate corporate existence of the First Merger Surviving Company shall cease. Following the Second Merger, Merger Sub II shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects provided in this Agreement and the applicable provisions of the DE Act.

1.3 Closing. Subject to the satisfaction or written waiver of the conditions set forth in Section 7 (Conditions to Each Party’s Obligation to Close), Section 8 (Conditions to the Obligation of the Parent, the Buyer, Merger Sub I and Merger Sub II to Close) and Section 9 (Conditions to Company’s Obligation to Close), the closing of the Transactions (the “Closing”) shall take place remotely by exchange of documents, on such date and at such time as the Parties may agree, but not later than the fifth (5th) Business Day after the satisfaction or written waiver of the conditions set forth in Section 7 (Conditions to Each Party’s Obligation to Close), Section 8 Conditions to the Obligations of Parent, Buyer, Merger Sub I and Merger Sub II) to Close) and Section 9 (Conditions to Company’s Obligation to Close), other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (the “Closing Date”). On or prior to the Closing Date, the Parties shall (a) execute certificates of merger for each of the Mergers (collectively, the “Certificates of Merger”) in accordance with the DE Act, (b) cause the Certificates of Merger to be filed with the Secretary of State of Delaware in accordance with the DE Act, and (c) take all such further actions as may be required or appropriate to make the Mergers effective.

1.4 Effective Time. The First Merger shall be effective at such time as the Certificate of Merger with respect to the First Merger is duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by the Company and the Buyer in writing and specified in the Certificate of Merger with respect to the First Merger in accordance with the DE Act (the “Effective Time”). The Second Merger shall be effective at such time as the Certificate of Merger with respect to the Second Merger is duly filed with the Secretary of State of Delaware or at such later day or time as may be agreed by the Company and the Buyer in writing and specified in the Certificate of Merger with respect to the Second Merger in accordance with the DE Act (the “Second Effective Time”). For the avoidance of doubt, the Second Effective Time shall occur after the Effective Time.

1.5 Certificates of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Merger Sub I, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the First Merger Surviving Company until thereafter amended; provided, however, that the certificate of incorporation of Merger Sub I shall be amended to change the name of the company set forth therein from “Maia Acquisition IB Inc.” to “Futurevision 2020, LLC” At the Effective Time, the bylaws of Merger Sub I, as in effect immediately before the Effective Time, shall be the bylaws of the First Merger Surviving Company until thereafter amended. At the Second Effective Time, the certificate of incorporation of the Merger Sub II, as in effect immediately before the Second Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended; provided, however, that the certificate of incorporation of Merger Sub II shall be amended to change the name of the company set forth therein from “Maia Acquisition II Inc.” to “Columbia Care CO Inc.” At the Second Effective Time, the bylaws of Merger Sub II, as in effect immediately before the Second Effective Time, shall be the bylaws of the Surviving Company until thereafter amended.

1.6 Directors and Officers. The directors and officers of Merger Sub I immediately before the Effective Time shall be the directors and officers of the First Merger Surviving Company immediately after the Effective Time, each to hold office in accordance with the First Merger Surviving Company’s certificate of incorporation and bylaws thereof. The directors and officers of Merger Sub II immediately before the Second Effective Time shall be the directors and officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the Surviving Company’s certificate of incorporation and bylaws thereof.

1.7 Merger Consideration.

(a) Allocation Certificate. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a certificate (the “Allocation Certificate”) signed by the Chief Financial Officer of the Company, setting forth and certifying on behalf of the Company that the following are good faith estimates of the Company:

(i) an estimated Closing Balance Sheet;

(ii) a statement (the “Estimated Closing Working Capital Statement”) of the Estimated Net Working Capital of the Company and an estimate of the Net Working Capital Deficiency or the Net Working Capital Surplus, which Estimated Closing Working Capital Statement shall be prepared in accordance with the definition of Net Working Capital, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital;

(iii) the Estimated Company Debt not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof, together with payoff letters, in form and substance satisfactory to the Buyer, indicating the amount necessary to discharge in full such Company Debt at Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is secured, an undertaking by such holder to discharge at Closing any Liens securing such Company Debt;

(iv) the Company’s estimate of Transaction Expenses not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof and the wire instructions for each Person to whom such a payment in respect thereof shall be due and payable in connection with the Closing;

(v) the Estimated Pre-Closing Taxes not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof;

(vi) (A) the aggregate amount of all Change in Control Payments, together with a description and the amount of each element thereof and (B) any Change in Control Payments that are due and payable in connection with the Closing, together with a description and the amount of each element thereof;

(vii) the Company’s estimate of aggregate Closing Cash;

(viii) the Company’s estimate of the Closing Cash Merger Consideration and the Closing Share Merger Consideration, and (A) the applicable portion of the Closing Cash Merger Consideration and the Closing Share Merger Consideration payable to each Member, and (B) each Member’s Pro Rata Share of the Escrow Amount expressed as a percentage and a dollar amount; and

(ix) the (A) identity, mailing address and email address of each Member, (B) the Ownership Interest held by each Member and (C) wire instructions for each Member.

The Company shall give the Buyer timely reasonable access to all supporting records and work papers used in preparation of the Estimated Closing Working Capital Statement and Allocation Certificate, which, when in form and substance reasonably satisfactory to and approved by the Buyer, shall be used for purposes of the payments to be made at Closing, though remain subject to adjustment pursuant to Section 1.7(b) (Post-Closing True-Up). The Allocation Certificate shall be subject to the Buyer’s approval prior to the Closing (not to be unreasonably withheld, conditioned or delayed) and shall be prepared in accordance and full compliance with the terms and conditions of the Company’s organizational documents then in effect and any other applicable Contracts governing the distribution of equity proceeds to any Member, and the Parent, the Buyer and the Surviving Company shall each be entitled to rely upon and shall incur no liability as a result of its reliance on the Allocation Certificate delivered by the Company (or any updates or supplements thereto delivered by the Company prior to the Closing).

(b) Post-Closing True-Up.

(i) Within ninety (90) days after the Closing Date, the Buyer shall provide to the Member Representative the Closing Balance Sheet, together with the Buyer’s determination of (A) the Closing Cash, (B) the Company Debt, (C) the Transaction Expenses not otherwise paid immediately prior to the Effective Time, (D) the aggregate amount of Change in Control Payments not otherwise paid immediately prior to the Effective Time, (E) the Net Working Capital Deficiency or the Net Working Capital Surplus, and (F) the Closing Cash Merger Consideration (collectively, the “Verified Allocation Certificate”). The Buyer will make available at the Member Representative’s reasonable request all records and work papers of the Buyer used in calculating such amounts. If the Member Representative disagrees with any of the amounts set forth in the Verified Allocation Certificate, the Member Representative may provide a written notice of proposed changes to any such calculation specifying in reasonable detail all disputed items and the basis therefor (a “Change Notice”) to the Buyer within ninety (90) days after the receipt of the Verified Allocation Certificate (and in the event no Change Notice is provided during such period, the Member Representative will be deemed to have agreed to and accepted each such calculation as of the end of such period). The Buyer shall reasonably promptly cooperate with the Member Representative in providing such information as the Member Representative reasonably requests in connection with the review of the Verified Allocation Certificate. If the Member Representative provides a Change Notice to the Buyer within such period, the Verified Allocation Certificate and the components thereof included in the Change Notice shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(c) (Resolution of Disputes).

(ii) Based on the foregoing, if a Change Notice is validly delivered pursuant to Section 1.7(b) (Post-Closing True-Up) and resolved pursuant to Section 1.7(c) (Resolution of Disputes), the following amount (the “Final Adjustment Amount”) shall be determined equal to the difference of (A) the Closing Cash Merger Consideration as calculated based on the Verified Allocation Certificate as finally determined in accordance with Section 1.7(c) (Resolution of Disputes) minus (B) the Closing Cash Merger Consideration specified in the Allocation Certificate. If the Final Adjustment Amount is a positive number, the Buyer shall (1) pay the Final Adjustment Amount to the Members, and (2) execute instructions directing the Escrow Agent to remit the Adjustment Escrow Amount to the Members, in each case such payment will be made to Members based on their Pro Rata Share. If the Final Adjustment Amount is a negative number, the Member Representative and the Buyer shall execute joint instructions directing the Escrow Agent to remit such amount from the Adjustment Escrow Amount to the Buyer, and if the Adjustment Escrow Amount is insufficient, the Buyer, in its sole discretion, may elect to recover any remainder from (x) the Indemnity Escrow Amount, (y) the Members (based on their Pro Rata Shares), or (z) any combination of (x) and (y). If there is a remaining Adjustment Escrow Amount following the foregoing, the Buyer shall promptly execute instructions directing the Escrow Agent to remit such remainder from the Adjustment Escrow Amount to the Members, based on their Pro Rata Shares.

(iii) The Company, the Buyer, the Surviving Company, the Member Representative and the Members agree to treat any adjustment to the Merger Consideration pursuant to this Section 1.7(b) (Post-Closing True-Up), if any, as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(c) Resolution of Disputes. The Buyer and the Member Representative will attempt in good faith promptly to resolve any differences with respect to the calculations under Section 1.7(b) (Post-Closing True-Up) that are raised within the applicable period. If the Buyer and the Member Representative resolve their disagreement, they shall set forth the agreement in a written document executed by the Buyer and the Member Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to an Independent Accountant for prompt determination. The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Members and fifty percent (50%) by the Buyer; provided that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant.

(d) Merger Consideration Composition. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Buyer, in its sole discretion, may pay all or a portion of the Merger Consideration that would have otherwise been payable as Closing Share Merger Consideration in cash if any only if all of the following conditions are met: (i) the closing share price of the Parent Common Shares on January 25, 2021 is at least 30% lower than the closing share price of the Parent Common Shares on the date hereof, (ii) the Buyer compensates the Members for any tax consequences incurred as a result of the increase in cash consideration and (iii) the Closing Share Purchase Price plus the Base Cash Purchase Price is no less than $33,600,000, after any adjustments in accordance with this Section 1.7(d). If the Buyer elects to pay any portion of the Closing Share Merger Consideration in cash, the total Merger Consideration shall be reduced by $0.20 for each $1.00 paid in cash. By way of illustration, if the Buyer elects to pay $1,000,000 in cash, the total Merger Consideration would be reduced to $41,800,000, of which $32,400,000 would be paid in Parent Common Shares and $9,400,000 would be paid in cash.

1.8 Effect of the Mergers.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of the Parent, the Buyer, the Merger Sub I, the Company or the Members:

(i) Cancellation of Certain Shares. Any Ownership Interests that are owned by the Company (as treasury interests or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Shares into Merger Consideration. The Ownership Interests issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right of the holder of such Ownership Interest to receive the consideration set forth in the Allocation Certificate.

(iii) First Merger Surviving Company. The First Merger shall have the effects set forth herein and in the applicable provisions of the DE Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub I shall vest in the Company as the surviving company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, and duties of the First Merger Surviving Company.

(iv) Shares in the First Merger Surviving Company. On the First Merger, (i) all of the equity of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for a proportion of the stock of the First Merger Surviving Company equal in value to the value of the equity of Merger Sub I immediately prior to the First Merger, and (ii) the balance of the stock in the First Merger Surviving Company shall be issued to Buyer as consideration for Buyer satisfying, or causing to be satisfied, all the payments required to be made under this Agreement (including, for greater certainty, in consideration for Buyer causing Parent to deliver the Closing Share Merger Consideration), such that 100% of the stock of the First Merger Surviving Company shall be held by Buyer following the First Merger. As compensation for Parent issuing the Closing Share Merger Consideration (and, if applicable, as compensation for any other payments made by Parent hereunder), Buyer shall issue its Shares to Parent or agree to compensate Parent in such other manner as may be agreed to between Buyer and Parent.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parent, the Buyer, Merger Sub II, the First Merger Surviving Company or the Members, all of the equity of Merger Sub II and the First Merger Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchangeable for 100% of the stock of the Surviving Company.

1.9 Payments by the Buyer. At the Closing, by wire transfer (or other method of delivery as may be agreed) of immediately available funds:

(a) the Buyer shall deliver or cause to be delivered to the holders of the Company Debt the amount set forth in the respective payoff letters delivered pursuant to S ection 1.7(a)(iii);

(b) the Buyer shall deliver or cause to be delivered to the relevant payees of the Transaction Expenses the amounts set forth with respect to Transaction Expenses specified in the Allocation Certificate;

(c) the Buyer shall deliver or cause to be delivered to the Members the amount of the Closing Cash Merger Consideration, less the Escrow Amount;

(d) the Buyer shall have delivered or caused to be delivered to each Member, such Member’s Pro Rata Share of the Closing Share Merger Consideration as set out in the Allocation Schedule, as evidenced by statements from the Parent’s registrar and transfer agent showing the issuance of the Closing Share Merger Consideration in the names of the Member in certificated form, in non-certificated book-entry form, via direct registration statements (DRS) or other similar instrument and in the amounts specified on the Allocation Schedule; and

(e) the Buyer shall deliver to the Escrow Agent the Escrow Amount, to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payments to the Buyer pursuant to Section 1.7(b) and 1.7(c) and as security for the Members’ indemnification obligations under Section 9.

1.10 Milestone Payment.

(a) Within five (5) Business Days of the release of Parent’s audited financial statements for the fiscal year ending December 31, 2021 (or the Company’s audited financial statements if the Closing has not occurred prior to December 31, 2021) (such date, the “Milestone Determination Date”):

(i) the Buyer shall deliver or cause to be delivered to the Members an amount in cash equal to 20% of the Milestone Amount; and

(ii) the Buyer shall have delivered or caused to be delivered to each Member, such Member’s Pro Rata Share of the Milestone Shares, as evidenced by statements from the Parent’s registrar and transfer agent showing the issuance of the Milestone Shares in the names of the Member in certificated form, in non-certificated book-entry form, via direct registration statements (DRS) or other similar instrument.

(b) For purposes of this Section 1.10, the capitalized terms used herein are defined as follows:

(i) “2021 EBITDA” means the cumulative earnings before interest, Taxes, depreciation and amortization of the Company and its Subsidiaries for the calendar year ending December 31, 2021.

(ii) “Milestone Amount” means an amount equal to the lesser of (A) $2,473,760 and (B) (i) the 2021 EBITDA multiplied by 5.75, minus (ii) $12,987,241.00.

(iii) “Milestone Share Price” means the greater of (i) the volume-weighted average price of the Parent Common Shares on the NEO for the ten (10) trading day period ending on (and including) the trading day immediately preceding the Milestone Determination Date and (ii) the closing price of the Parent Common Shares on the NEO on the day that is two (2) Business Days prior to the date on which the Milestone Shares are actually issued, less the maximum discount permissible by the Exchanges. The Milestone Share Price shall be expressed in U.S. dollars, calculated using the exchange rate published by the Bank of Canada at https://www.bankofcanada.ca/rates/exchange/daily-exchange-rates/ for the day that is two (2) Business Days prior to the Milestone Determination Date.

(iv) “Milestone Shares” means a number of Parent Common Shares equal to (A) the Milestone Amount multiplied by .8, divided by (B) the Milestone Share Price.

(c) Sale of the Company. At any time prior to the payment of the Milestone Amount to the Members pursuant to Section 1.10(a), if Buyer effects a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, recapitalization or other transaction in which any Person other than Parent becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Company or any of its Subsidiaries, Buyer shall (i) remain responsible for all of its obligations with respect to payment of the Milestone Amount set forth in Section 1.10(a); and (ii) make provision for the transferee or successor to assume and succeed to the obligations of Buyer in this Section 1.10.

(d) Post-Closing Operation of the Company. Notwithstanding anything herein to the contrary, following the Closing and until December 31, 2021, the Buyer and its Affiliates, including Parent, shall:

(i) act in good faith with respect to the oversight and control of the business and affairs of the Company and its Subsidiaries;

(ii) use commercially reasonable efforts to continue the Business and provide capital as reasonably required for such continued operations;

(iii) not willfully divert any sales or income away from the Company or its Subsidiaries;

(iv) use commercially reasonable efforts to promote the Company and its Subsidiaries and preserve the goodwill and material business relationships of the Company and its Subsidiaries; and

(v) not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing payment of the Milestone Amount.

1.11 Fractional Shares. No fractional Parent Common Shares shall be issued to any Person pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the number of Parent Common Shares to be issued at any time to a Person who would otherwise have been entitled to receive a fraction of a Parent Common Share shall be rounded down to the nearest whole number.

1.12 Tax Withholding. The Parent, the Buyer, the Company, the First Merger Surviving Company and the Surviving Company, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the Letters of Transmittal or any Ancillary Agreement, to or for the benefit of any Person such amounts as it reasonably believes that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity, such withheld amounts shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

1.13 Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the First Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors from time to time of the First Merger Surviving Company are fully authorized in the name of the Company and Merger Sub I, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the First Merger Surviving Company and Merger Sub II, the officers and directors from time to time of the Surviving Company are fully authorized in the name of the First Merger Surviving Company and Merger Sub II, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby makes to the Parent, the Buyer, Merger Sub I and Merger Sub II the representations and warranties regarding itself and each of its Subsidiaries contained in this Section 2 as of the Agreement Date and as of the Closing, subject to the exceptions and qualifications disclosed by the Company in the written schedules provided to the Parent, the Buyer Merger Sub I and Merger Sub II, dated as of the Agreement Date (the “Company Disclosure Schedules”). The term “Company” as used throughout Section 2 shall be deemed to refer to the Company and each of its Subsidiaries, except that the representations in Section 2.2 and Section 2.3 shall refer only to the Company. The Company Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the Company Disclosure Schedules corresponding to any section or subsection of this Section 2 shall qualify other sections and subsections in this Section 2 only to the extent readily apparent that such disclosures qualify such other sections and subsections.

2.1 Organization; Good Standing; Power.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and is licensed or qualified to conduct its business and is in good standing in each jurisdiction where such licensing or qualification is material to the business it is conducting or the operation, ownership or leasing of its properties (which such jurisdictions are set forth on Schedule 2.1(a)). The Company possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted and as contemplated to be conducted immediately after the Closing.

(b) The Company has made available true, complete and correct copies of the articles of organization and operating agreement (and any other comparable organizational documents) of the Company, each as amended and in effect as of the date of this Agreement.

(c) No dissenters’ or appraisal rights shall be available to the Members with respect to the Merger or the Transactions.

2.2 Capitalization; Subsidiaries.

(a) Schedule 2.2(a) sets forth, as of the date of this Agreement, all of the issued and outstanding Ownership Interests of the Company and identifies, as of the date of this Agreement, by name and number of Ownership Interests held, the holder thereof. No Person that is not set forth on Schedule 2.2(a) has any right, interest or claim in or to any Equity Equivalents of the Company, and other than as set forth opposite such Person’s name on Schedule 2.2(a), no Person set forth on Schedule 2.2(a) has any right, interest or claim in or to any additional or different Equity Equivalents of the Company. The outstanding Ownership Interests (i) are issued and outstanding as of the date of this Agreement, (ii) have been duly authorized and validly issued and are fully-paid and nonassessable, (iii) have been issued in compliance with applicable Law and (iv) are held and owned beneficially and of record by the Members as set forth on Schedule 2.2(a), free and clear of any Liens. The calculations of the amounts payable to each Member set forth in the Allocation Certificate pursuant to Section 1.7(a)(viii) when delivered will be accurate and correct in all material respects and are compliant with the Company’s organizational documents and related issuance documents.

(b) All transfers and sales of all issued and outstanding Ownership Interests prior to the Agreement Date have been duly authorized and fully paid and each such transfer and sale is valid. Such issued and outstanding Ownership Interests were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued or transferred in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the organizational documents or other governing documents of the Company), rights of first refusal or offer or other similar rights. Other than Ownership Interests held by the Members, the Company does not have any outstanding Equity Equivalents. There are no declared or accrued but unpaid dividends or other distributions with respect to any of the Ownership Interests. There are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of Equity Equivalents of the Company, or (y) voting trusts, proxies or other agreements between or among the Company or any of the Company’s members with respect to the voting or transfer of any Equity Equivalents of the Company (other than this Agreement). No outstanding Ownership Interests are subject to vesting or forfeiture rights or repurchase by the Company.

(c) Schedule 2.2(c) contains a true and accurate schedule of each of the Subsidiaries of the Company, including each Subsidiary’s corporate form, jurisdiction of formation and list of officers, directors and beneficial owners. The Company is not a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 2.2(c), the Company has not made any investment and does not hold or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. Except as set forth in Schedule 2.2(c), each Subsidiary of the Company is owned, directly or indirectly, 100% by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as is now being conducted and to own or use the properties and assets that it purports to own or use. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.3 Authorization; Execution & Enforceability; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the Transactions contemplated hereby and thereby are within its power and have been duly and validly authorized by all necessary corporate action on the part of the Company and, other than receipt of the Member Approval (as defined below), no further limited liability company action is required on the part of the Company to authorize this Agreement and any Ancillary Agreements to which it is a party and the Transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity). The written consent and release of the Company by all of the Members, delivered to Buyer on even date herewith (the “Member Approval”) is the only approval of holders of Equity Equivalents that is necessary to consummate the Mergers and the Transactions contemplated hereby under the DE Act and the Company’s organizational documents.

(b) Except for the filing of the Certificates of Merger and the filings, applications, submissions, notices and approvals required under State and Local Cannabis Laws, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is or will be a party nor the consummation of the Transactions contemplated hereby or thereby.

(c) Neither the execution, delivery nor performance by the Company of this Agreement or any Ancillary Agreement to which it is or will be a party, nor the consummation of the Transactions contemplated hereby or thereby, will (i) result in a breach or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any third party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, (vi) require the consent, notice or other action by any third party under or (vii) create in any third party the right to terminate, modify, accelerate, cancel or change any right or obligation or deny any benefit arising under (A) the organizational documents of the Company, (B) any Law to which the Company is subject or (C) any Contract to which the Company is subject.

2.4 Financial Statements.

(a) Schedule 2.4(a) sets forth true, complete and correct copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2020 and the related statements of income, cash flows and members’ equity for the respective years then ended, and (ii) the unaudited consolidated balance sheet (the “Recent Balance Sheet”) of the Company as of March 31, 2021 (the “Recent Balance Sheet Date”) and the unaudited statements of income, members’ equity and cash flows of the Company for the three (3) month period then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements.” The Financial Statements (including the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Company (which are true, correct and complete), and fairly present the financial condition of the Company in all material respects as of the dates thereof, and the results of operations and cash flows for the periods then ended, and have been prepared in accordance with GAAP (except that the interim Financial Statements are subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material in amount or effect and do not include footnotes). Except as set forth on Schedule 2.4(a), since January 1, 2018, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company.

(b) The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. Since January 1, 2015, there have been no (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company or (iii) to the Company’s Knowledge, any claim or allegation regarding any of the foregoing.

(c) Schedule 2.4(c) sets forth a list of all Company Debt as of the date of this Agreement and identifies for each item of such Company Debt the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

2.5 Absence of Undisclosed Liabilities. The Company has no Liabilities, except for (a) Liabilities set forth on the Recent Balance Sheet (or notes thereto), or (b) Liabilities that have arisen after the Recent Balance Sheet Date in the Ordinary Course of Business, and are not, individually or in the aggregate, material in amount, none of which is a Liability resulting from noncompliance with any applicable Law or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Action.

2.6 Absence of Changes.

(a) Since December 31, 2020 through the Closing Date, there has not been any result, occurrence, fact, change, event or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 2.6(b), since December 31, 2020 through the Closing Date, the Company has operated in the Ordinary Course of Business and without any material change of policy or procedure, and the Company has not:

(i) incurred or suffered any material loss, damage, destruction or other casualty to any of the assets, properties or rights used or held by the Company (whether or not covered by insurance);

(ii) mortgaged, pledged or subjected to any Lien any of the assets of the Company, except for Permitted Liens;

(iii) entered into, terminated (other than at its stated expiration date), amended in any material respect, suspended or canceled any Material Contract or Permit;

(iv) sold, transferred or otherwise disposed of any assets or rights of the Company, other than sales, transfers or other dispositions made in the Ordinary Course of Business;

(v) settled or compromised any material Actions; (vi) incurred any material capital expenditures;

(vii) entered into any employment, retention, severance, consulting, or similar Contract with any Employee, or authorized or granted any increase in the compensation or benefits of any of the Employees, other than changes to the Employee Benefit Plans, other than in the Ordinary Course of Business; or

(viii) made any material change in any method of accounting or accounting practice, including, without limitation, its practices in connection with the treatment of expenses, accounts receivable, accounts payable or valuations of inventory.

2.7 Assets.

(a) The Company has good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use the properties and assets, tangible or intangible, shown on the Recent Balance Sheet or acquired thereafter (the “Business Assets”), free and clear of all Liens, other than any Permitted Liens. Each Business Asset, as applicable, is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. Except as set forth on Schedule 2.7(b), the Business Assets constitute all of the assets, rights and properties necessary, and are sufficient, for the conduct of the Business as currently conducted. Except as set forth on Schedule 2.7(a), all properties used in the operations of the Company are reflected in the Recent Balance Sheet to the extent required by GAAP.

(b) Schedule 2.7(b) lists all machinery, equipment, tools, furniture, fixtures, leasehold improvements, office equipment, motor vehicles, mobile equipment, rolling stock and other items of depreciable (or fully depreciated) tangible personal property owned by the Company with a net book value in excess of $50,000. Schedule 2.7(b) also lists all items of personal property leased or subleased to the Company and identifies the applicable Contract with respect thereto.

2.8 Tax Matters.

(a) The Company has duly and timely filed all Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company has paid all Taxes due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has properly and timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes which it has been required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any Employee, equityholder, member, creditor or other third party.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes, which extension is still in effect (other than valid automatic extensions received in the Ordinary Course of Business).

(d) The Company has not (i) waived any statute of limitations with respect to any Taxes or Tax Returns of the Company or (ii) consented in writing to any extension of time with respect to any Tax assessment or deficiency of the Company, which waiver or extension of time is currently in effect. The Company has not granted any powers of attorney concerning any Taxes or Tax Returns, which powers of attorney are still in effect.

(e) No Tax audits, investigations, actions, or assessments or administrative or judicial Actions are pending or are threatened with respect to the Company, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes or Tax Returns of the Company.

(f) There are no Liens for Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable and for which appropriate reserves have been established according to GAAP on the Financial Statements.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(h) The Company (i) has never been a member of any affiliated group (other than any such group the common parent of which is the Company) filing or required to file a consolidated, combined, unitary, or other similar Tax Return, (ii) has no Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by Contract or otherwise, (iii) is not party to or bound by and does not have any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract and (iv) is not party to any Contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any member, manager, director, officer or other Employee or contractor of the Company or any Member.

(i) Since March 31, 2021, the Company has not made any material change (or filed for or requested any change) in financial or Tax accounting methods or practices or made, changed, revoked or modified any material Tax election, filed any amended Tax Return, settled or compromised any Tax liability, voluntarily approached any Taxing Authority in respect of any Taxes or Tax Returns relating to a prior Tax period (including through any voluntary disclosure process), consented to any claim or assessment related to any Taxes, entered into any closing or other agreement (including any extension or waiver of any statute of limitations) with any Taxing Authority with respect to any Taxes or Tax Returns, or changed its fiscal or Tax year.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount or advance payment received on or prior to the Closing Date, or (vii) election under Section 108(i) of the Code (or any corresponding provision of state, local, or non-U.S. Law).

(k) The Company has not been a resident for Tax purposes in any jurisdiction, other than the jurisdiction of its formation, nor has the Company had any branch, agency, permanent establishment or other taxable presence in any jurisdiction.

(l) The Company has been validly classified as either an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code at all times since its formation.

(m) The Company has not engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law.

(n) The Company has not requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority or made or filed any election, designation or similar filing with respect to Taxes of the Company.

(o) The unpaid Taxes of the Company (including, for the avoidance of doubt, any employment, payroll or similar Taxes deferred under the CARES Act) (i) did not, as of the Recent Balance Sheet Date, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(p) The Company has duly and timely collected all amounts on account of any transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it.

(q) Schedule 2.8(q) lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2016, identifies those Tax Returns that have been audited, and identifies those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for taxable periods ended on or after December 31, 2016.

(r) No property owned by the Company (i) is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (ii) directly or indirectly secures any debt the interest of which is tax-exempt under Section 103(a) of the Code; (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) is “limited use property” within the meaning of Rev. Proc. 76-30 or Rev. Proc. 2001-28; (v) is subject to Section 168(g)(1)(A) of the Code; or (vi) is subject to any provision of Tax Law comparable to any of the provisions listed above. No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (ii) subject to a lease under Section 7701(h) of the Code or under any predecessor section; or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(s) The Company (i) has not applied for, and has not received, any loan or other financial assistance under the CARES Act or the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139), or (ii) has so applied for, or received, any such loan or other financial assistance and was eligible to make such application or receive such loan or other financial assistance, undertook its analysis to determine its eligibility and to make certifications regarding necessity in good faith, and has complied with all applicable conditions (including to maintain eligibility for any available loan forgiveness).

2.9 Contracts.

(a) Schedule 2.9(a) sets forth an accurate and complete list (by each applicable subsection referenced below in this Section 2.9(a)) of each of the following Contracts to which the Company is a party or by which the Company is otherwise bound:

(i) any Contract providing for (A) payment by any Person to the Company in excess of $100,000 annually or (B) the purchase of products or services by the Company from any Person in excess of $100,000 annually;

(ii) any Contract that involves non-cancelable, or non-cancelable without a material penalty, commitments to make capital expenditures in excess of $50,000 annually;

(iii) any Contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, and minority equity investments;

(iv) (A) any Contract for the employment or service of any officer, individual Employee or individual service provider or providing for the payment of any severance, retention, or Change in Control Payment or (B) any other Person providing for (x) fixed and/or variable compensation in the aggregate in excess of $100,000 annually or (y) commission based arrangements;

(v) any Contract or indenture under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Company Debt, (B) granted a Lien (other than a Permitted Lien) on its properties or assets, whether tangible or intangible, to secure such Company Debt or (C) extended credit to any Person (including any loan or advance);

(vi) any Contract under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other Person or (B) lessor of or permits any other Person (other than the Company) to hold or operate any personal property owned or controlled by it;

(vii) any collective bargaining agreement, labor peace agreement or any other Contract with any labor union, works council, trade association, or other agreement or Contract with any employee organization;

(viii) any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing of Intellectual Property Rights by the Company to a third party or by a third party to the Company) and (B) other Contracts affecting the Company’s ability to own, enforce, use, license, or disclose any Intellectual Property Rights (clauses (A) and (B), collectively, “IP Licenses”), provided that commercial “shrink-wrap” software and “shrink-wrap” software licenses (“Off-the-Shelf Software Licenses”) shall not be required to be set forth on Schedule 2.9(a), but shall constitute Material Contracts;

(ix) any agent, sales representative, referral, marketing or distribution agreement;

(x) any Contract that limits the ability of the Company to engage in any line of business or that contains a covenant not to compete applicable to the Company;

(xi) any Contract wherein or whereby the Company has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee, or otherwise assume or incur any obligation or liability and such obligation or duty is uncapped or otherwise not limited (including by reference to standard of conduct) or provides a right of rescission;

(xii) any Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement;

(xiii) any Contract that contains any “non-solicitation,” “no hire” or similar provisions which restrict the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xiv) any settlement, conciliation or similar agreement entered into in the past three (3) years or under which there are continuing obligations or Liabilities on the part of the Company;

(xv) any Contract for the disposition of any portion of the assets or Business (other than sales of products in the Ordinary Course of Business) or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(xvi) any Contract between or among the Company, on the one hand, and any Member or any of its Affiliates (other than the Company), on the other hand, or any Contract between the Company, on the one hand, and any current officer, director, manager or Employee of the Company (other than employment and employment-related Contracts made in the Ordinary Course of Business), on the other hand; and

(xvii) any commitment or arrangement to enter into any of the foregoing.

(b)(i) Each of the Contracts set forth or required to be set forth on Schedule 2.9 and each of the Real Property Leases (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of the Company and the other parties thereto, (ii) the Company is not or, to the Knowledge of the Company, is not alleged to be in breach of or default in any material respect under any Material Contract, and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Material Contract. The Company has not received notice of an intention by a counterparty to a Material Contract to terminate such Contract or amend the terms of such Contract, other than in the Ordinary Course of Business. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has not waived any material rights under any Material Contract. The Company has provided the Buyer (x) a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto and (y) a true, complete and correct description of the terms and conditions of each oral Material Contract.

2.10 Intellectual Property Rights.

(a) Schedule 2.10(a) sets forth (with the application or registration number/date, title or mark, country or other jurisdiction and owner(s), as applicable) a complete and accurate list of all Owned IP that is registered, patented, or the subject of a pending application (“Registered Owned IP”). All Owned IP, including the Registered Owned IP, is valid, subsisting and enforceable. The Owned IP and Licensed Intellectual Property constitute all Intellectual Property Rights used in or necessary to conduct the Business as currently conducted. The Intellectual Property Rights owned and the Licensed Intellectual Property, except for Off-the-Shelf Software Licenses, used by the Company immediately prior to the Closing will continue to be owned or available for use by the Company on identical terms and conditions immediately after the Closing.

(b) To the Knowledge of the Company, no Action is or has been pending or threatened in writing (or otherwise threatened) that challenges the legality, validity, enforceability, use or ownership of any item of Owned IP or that alleges that the operation of the Business infringes, violates or misappropriates the Intellectual Property Rights of any Person. To the Knowledge of the Company, no operations of the Company or any product, ingredient or process that is used, manufactured, sold or distributed by or for the Company, as such operations are conducted or as such product, ingredient or process is used, manufactured, sold or distributed has infringed, violated or misappropriated the Intellectual Property Rights of any Person. To the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned IP. Except as set forth on Schedule 2.10(b), the Company is not subject to any Order or contractual obligation that limits the Company’s right to use or enforce the Owned IP, other than any limitations set forth in any registration or application for Owned IP.

(c) The Company (i) exclusively owns and possesses, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Owned IP; and (ii) has the right to use all Licensed Intellectual Property pursuant to a license that is valid and enforceable.

(d) Each Employee and contractor of the Company that has made a contribution to the development of any Owned IP either (i) has assigned to the Company all Intellectual Property Rights and inventions (whether patentable or unpatentable) such Person has conceived, created, authored, developed, or invented in connection with such material contribution, or (ii) developed such development as a “work made for hire” for the Company or in other circumstances under which, by operation of Law, the Intellectual Property Rights in such development are owned by the Company.

(e) In the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the IT Assets used by the Company, which have caused material disruption to the Business. The Company has taken commercially reasonable steps to implement security, backup, and disaster recovery measures and technology consistent with industry practices and, to the Knowledge of the Company, there has been no unauthorized or improper access of the IT Assets. All IT Assets are owned by the Company, or used pursuant to a valid license.

2.11 Litigation. Except as set forth in Schedule 2.11, (a) there have been no Actions (i) pending or threatened against or affecting the Company or its assets, properties or rights or against any of its directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or threated by or on behalf of the Company, and (b) there have been no outstanding Orders to which the Company or any of its Affiliates is a party or to which the Company or any of its Affiliates or its or their assets or properties is or are bound. No event has occurred or circumstances exist that may give rise to, or serves as a basis for, any such Action or Order.

2.12 Labor Matters.

(a) Schedule 2.12(a) sets forth a list of, as of the Recent Balance Sheet Date, (i) all current Employees with the country, state and city/town in which the Employee normally works, (ii) the position, date of hire, accrued vacation, current annual base rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), any bonus, contingent or deferred compensation, and estimated or target total annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages, and (iv) the total annual compensation for such person during the fiscal year ended December 31, 2020 (including any bonus, contingent or deferred compensation). Schedule 2.12(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees or leased employees of the Company (“Contingent Workers”) as of the Agreement Date, showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements, notice requirements to terminate the agreement, and other contractual terms with the Company.

(b) To the extent that any Contingent Workers are used, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all wage, hour, classification and Tax Laws and employee benefit plans and perquisites. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance with such Laws.

(c) The Company is not a party to or otherwise bound by any collective bargaining agreement, labor peace agreement or relationship with any labor union, works council, trade association or other employee organization (collectively, “Union”). There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, picket, unfair labor practice charges, grievances or other similar labor dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union. The Company: (i) has not experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or threatened, (ii) has not committed any material unfair labor practice, (iii) has not experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to employees of the Company; (iv) has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law or (v) has not been subject to any pending or threatened Action in any forum, relating to the foregoing clauses (i) – (iv), and neither the Company nor its employees, officers, directors or agents have committed any act or omission giving rise to material Liability for any violation or breach identified in this Section 2.12(c).

(d) The Company has paid all wages, salaries, wage premiums, bonuses, vacation pay, commissions, fees, and other compensation due and payable to its current and former employees and Contingent Workers pursuant to applicable Law, Contract or policy, and no current or former Contingent Workers may claim status as an employee or payment of any benefits or entitlements, including any unpaid employment tax or government contribution or benefit, as an employee of the Company.

(e) Except as set forth on Schedule 2.12(e), to the Knowledge of the Company, no officer, group of employees or Contingent Workers of the Company (including salespersons) has informed the Company in writing of any plan to terminate employment with or services for the Company, and no such person or persons has any plans to terminate employment with or services for the Company, in either case, within the first twelve (12) months following the Closing Date, except, in each case, in the Ordinary Course of Business.

(f) The Company is and has been in compliance in all material respects with all Laws relating to employment or the workplace, including provisions relating to wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, U.S. or foreign visa requirements, unemployment compensation, worker’s compensation, employee privacy and right to know and discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation or other ground protected by applicable Law. No investigation by any Governmental Entity of the employment policies or practices of the Company is pending or threatened. No litigation, arbitration or administrative proceeding is pending or threatened against the Company relating to its employment policies or practices. During the past five (5) years, the Company has not been a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct. During the past five (5) years no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company in his or her capacity as an officer, director or employee of the Company.

2.13 Employee Benefits.

(a) Schedule 2.13(a) sets forth a true, complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, and each other benefit or compensation plan, policy, agreement (including employment and consulting agreements), program or arrangement, whether oral or written, funded or unfunded, that the Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company has any current or potential Liability, including on account of an ERISA Affiliate, (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, the Company has provided true, complete and correct copies of, as applicable: (i) the current plan and trust documents, or, if terminated, the plan document and trust as of the plan termination date, with all amendments thereto (or for each Employee Benefit Plan that is not written, a description thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three (3) most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all current related insurance Contracts, other funding arrangements and administrative services agreements; (vi) all material notices or correspondence from or with any Governmental Entity since December 31, 2018; and (vii) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(c) Each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in accordance with its terms (and the terms of any applicable collective bargaining agreement, if applicable) and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws, including the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”). The Company and each Person that at any relevant time could be, is or has been treated as a single employer with the Company under Section 414 of the Code (each, an “ERISA Affiliate”) have complied and are in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”) and PPACA. The Company has not incurred, or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA.

(d) Each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a current favorable opinion letter from the IRS that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Company, nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Benefit Plan has any unfunded Liability not accurately reflected on the Financial Statements.

(f) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code) or (v) any plan, program or arrangement that provides for post-retirement or post-employment medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). Neither the Company nor any ERISA Affiliate has any current or potential Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA. The Company has no Liability (whether current or contingent) as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(g) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Employee Benefit Plan.

(h) With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no Action (other than routine claims for benefits) is pending or threatened, and there are no facts that would give rise to or could reasonably be expected to give rise to any such Action. No act, omission or transaction has occurred which would result in the imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.

(i) The Company has correctly classified those individuals performing services for the Company as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company, as the case may be, and the Company has no Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.

(j) The consummation of the Transactions, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company (or the beneficiaries of such individuals) to any severance, change in control, retention, or other payment or benefit under any Employee Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or otherwise. No amount that could be received (whether in cash, property or the vesting of property, or any form of benefit) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any subsequent termination of employment) would result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or an amount that would be subject to an excise tax under Section 4999 of the Code.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. The Company has no indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 409A of the Code (or any corresponding provisions of state, local, or foreign Tax Law).

2.14 Compliance with Laws; Permits.

(a) Except with respect to Federal Cannabis Law, the Company is and has been in material compliance with all Laws of any Governmental Entity applicable to the Company. Except as set forth on Schedule 2.14(a), the Company has not received any written notice from a Governmental Entity that alleges that it is not in compliance with any Law, and the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

(b) The Company holds and is, and has been, in material compliance with all Permits required for the conduct of the Business and the ownership of its assets and properties. Schedule 2.14(b) sets forth an accurate and complete list of all of such Permits (collectively, the “Company Permits”), including with respect to each Company Permit: (i) the operations, activities, locations and/or facilities authorized, covered by, or subject to such Company Permit; (ii) the issuer of such Company Permit; (iii) the expiration or renewal date for such Company Permit and (iv) any conditions provided in such Company Permit. All conditions of or restrictions on such Company Permits that may materially affect the ability to perform any cannabis related activity authorized by the Laws of the states and municipalities in which the Company operates, whether or not embodied in the Company Permit, are disclosed in Schedule 2.14(b). Each Company Permit is in full force and effect, and is not subject to any pending or, to the Knowledge of the Company or any of its officers, directors, and employees, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid. The Company Permits are the only licenses, permits, franchises, authorizations and approvals required for the conduct of the Business. The Company has not violated a material term of any Company Permit or a material condition under which any Company Permit was granted. All renewals for the Company Permits have been timely applied for and no event or circumstance has occurred or exists that would prohibit or prevent the re-issuance to the Buyer or the Company of any of the Company Permits. All fees and charges with respect to such Company Permits as of the Agreement Date have been paid in full and will be paid through the Closing Date.

(c) Except as set forth on Schedule 2.14(c), the Company has not received any written notice from any Governmental Entity having jurisdiction over its operations, activities, locations, or facilities, of (A) any deficiencies or violations of, or (B) (i) any remedial or corrective actions required in connection with, any Company Permits or their renewal, (ii) no Action is being or, to the Knowledge of the Company, has been threatened or contemplated with which (1) could reasonably be expected to result in the issuance of any such notice or (2) could prevent or impair the operations and activities engaged in pursuant to such Company Permits, and (iii) to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permits. Without limiting the foregoing, neither the Company nor any Affiliate of the Company has made any bribe, rebate, payoff, influence payment, kickback or other payment unlawful under any applicable Law.

(d) The Company’s activities have been and are being conducted in a manner consistent with the following priorities: (i) preventing the distribution of marijuana to minors; (ii) preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (iii) preventing the diversion of marijuana from states where it is legal under state law in some form to other states; (iv) preventing state-authorized marijuana activity from being used as a cover or pretext for trafficking of other illegal drugs or other illegal activity; (v) preventing violence and the use of firearms in the cultivation and distribution of marijuana; (vi) preventing drugged driving and exacerbation of other adverse health consequences associated with marijuana use; (vii) preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by growing marijuana on public lands; and (viii) preventing marijuana possession and use on federal property.

(e) To the Knowledge of the Company, each Person who is required to have a Permit under applicable law or regulation to provide any cannabis or cannabis-related services for which the Company has hired or engaged with such Person (the “Licensed Provider”) has all Permits necessary for the conduct of their business activities involving the Company. Except as set forth on Schedule 2.14(e), (i) the Company has not received any notice from any Governmental Entity having jurisdiction over the Licensed Provider’s operations, activities, locations, or facilities, of (A) any deficiencies or violations of, or (B) any remedial or corrective actions required in connection with any Permit held by a Licensed Provider or their renewal, and (ii) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by a Licensed Provider necessary for its cannabis or cannabis-related activities and operations involving the Company.

(f) The Company’s Affiliates and Members have complied with all restrictions on ownership, control and participation in the Company and its Business under all applicable State and Local Cannabis Laws and have made no false statement, representation or omission to any Governmental Entity in connection with the Company, its Business, or its Permits.

2.15 Real Property.

(a) The Company does not own any real property.

(b) Schedule 2.15(b) sets forth a true, correct and complete list of all real property leased by the Company, whether as lessee or lessor (the “Leased Real Property”), each Contract relating to the use and/or occupancy of such Leased Real Property, including all leases, subleases, agreements to lease or other occupancy agreements (written or oral) entered into by the

Company, including all amendments thereto (the “Real Property Leases”), and any lease guarantees, tenant estoppels, subordinations, non-disturbance and attornment agreements, including all amendments thereto, and all condominium documents and service agreements relating thereto. Schedule 2.15(b) also lists (i) the street address of each Real Property Lease; (ii) the landlord under the Real Property Lease, the rent currently being paid pursuant to each Real Property Lease, and the expiration of the term of such Real Property Lease; and (iii) the current use under such Real Property Lease. The Company has a valid and enforceable leasehold interest in all its Leased Real Property reflected in the Financial Statements or acquired after the Recent Balance Sheet Date. All Leased Real Property is free and clear of all Liens, other than Permitted Liens.

(c) The Company has delivered or made available to Buyer true, complete and correct copies of all Real Property Leases. Each Real Property Lease is in full force and effect; all rents and additional rents due to date on each Real Property Lease have been paid and neither the Company nor any other party to any such Real Property Lease has received notice of any breach or default nor repudiated any material provision thereof. The Company has not received a notice of cancellation or termination with respect to any Real Property Lease. There exists no event that, with notice or lapse of time, or both, would constitute a material breach or default by the Company or any other party thereto, under any of the Real Property Leases. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased or subleased Leased Real Property.

(d) The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. The use and operation of the Leased Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. To the Knowledge of the Company, there are no material Actions pending nor threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(e) Except as set forth on Schedule 2.15(e), no consent of any landlord or any other party is required under any Real Property Lease as the result of the Transactions contemplated hereby or to keep such Real Property Lease in full force and effect after the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.

(f) All improvements necessary for the Business and constituting part of the Leased Real Property have been completed and the Company has not received any written notice that the Leased Real Property is not in compliance with applicable Law and, to the Knowledge of the Company, there are presently in effect all Permits required by Law. The Company has not received any written notice that there does not exist at least the minimum access required by applicable subdivision or similar Law to the Leased Real Property.

2.16 Environmental Matters.

(a) The operations of the Business, and all products manufactured and services provided by the Business, have been and through the Closing Date will be in compliance in all respects with all applicable Environmental Laws and Environmental Permits issued thereunder, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has obtained all Environmental Permits required for the Leased Real Property or the Business and all such Environmental Permits are valid, in good standing and in full force and effect, and the Company is in compliance with all terms and conditions of such Environmental Permits, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice regarding any actual or alleged violation of or material liability under Environmental Laws. The Company has not assumed or provided an indemnity with respect to any Liabilities of any other Person arising under Environmental Laws.

(c) The Company has not generated, transported, treated, stored, or disposed of any Hazardous Substances at or on the Leased Real Property or any part thereof or in any area surrounding or adjacent thereto, or on, under or at any real property leased or licensed by the Company, in each case, except in compliance with applicable Environmental Laws, and, to the Knowledge of the Company, there has been no Release of any Hazardous Substances by any Person at or on the Leased Real Property that requires reporting or remediation by such Person pursuant to any applicable Environmental Law. To the Knowledge of the Company, the Leased Real Property is free from Hazardous Substances. To the Knowledge of the Company, no part of the currently operated or Leased Real Property of the Company has ever been used as a disposal site or storage site (whether temporary or permanent) of any Hazardous Substances and, to the Knowledge of the Company, such properties are free from Hazardous Substances. To the Knowledge of the Company, all containers for or containing Hazardous Substances used, generated or disposed of by the Company in the conduct of the Business, have been identified, dated, logged, manifested and disposed of in full compliance with all applicable Environmental Laws, whether or not on the Leased Real Property. No Hazardous Substances handler, treatment, storage or disposal facility is used by the Company in connection with the conduct of the Company’s business or the operation of the Business Assets, including the Leased Real Property. None of the Leased Real Property is located in an active or inactive hazardous waste disposal site. There are no pending or written threatened investigations of the Business or the Leased Real Property regarding violations of or liabilities under Environmental Laws.

(d) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Entity under any Environmental Law; (iii) been subject to or threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of any unsatisfied liability under any Environmental Law. The Company is not subject to any outstanding Order pursuant to Environmental Laws. Neither the Company, nor the Leased Real Property or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any Governmental Entity or other Person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action or (z) any Environmental Liabilities. To the Knowledge of the Company, there are no conditions or circumstances associated with the Leased Real Property or operations of the Company which may give rise to Environmental Liabilities. Neither the Company nor any of its Affiliates have received any notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of a Release or threatened Release or any notice letter or request for information under the Comprehensive Environmental Response, Compensation, and Liability Act.

(e) No Environmental Lien, including any unrecorded Environmental Lien of which the Company has notice, has attached to the Leased Real Property or any Business Asset.

(f) The Company provided to the Buyer true and correct copies of all material environmental studies, audits, reviews, reports and assessments, if any, conducted by or on behalf of or in possession, custody or control of the Company bearing on Environmental Liabilities relating to the past or current operations or facilities of the Company.

2.17 Affiliate Transactions. Except as set forth on Schedule 2.17, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, Members or, to the Knowledge of the Company, any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to employees on Schedule 2.12(a) and (ii) at-will employee offer letters; (b) none of such Persons is indebted to the Company, or, to the Knowledge of the Company, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors, managers, or equityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or to the Knowledge of the Company, any supplier, distributor or customer of the Company.

2.18 Insurance. Schedule 2.18 sets forth, as of the Agreement Date, a description of each insurance policy (each, an “Insurance Policy”) carried by, or maintained on behalf of, the Company. Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the Transactions contemplated by this Agreement. The Company (a) is not in default under any Insurance Policy and (b) has never been denied insurance coverage. There are no claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability and the Company has reported in a timely manner all reportable events to its insurers. All premiums due and payable under the Insurance Policies have been timely paid, and the Company is in material compliance with the terms of the Insurance Policies.

2.19 Brokers. Except as set forth on Schedule 2.19, no broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or to which the Company is subject for which the Surviving Company, the Buyer, Merger Sub I or Merger Sub II could become obligated after the Closing.

2.20 Accounts Receivable.

(a) Since the Recent Balance Sheet Date, except as set forth on Schedule 2.20(a), and subject to established reserves as shown on the Recent Balance Sheet, all of the material billed Accounts Receivable and other advances of the Company are valid and enforceable claims arising in the Ordinary Course of Business and have not accelerated any such collections;

(b) Schedule 2.20(b) sets forth, by payor name and amount, all billed receivables of the Company as of the Recent Balance Sheet Date and includes an accurate aging of all such receivables.

(c) There are no Liens (other than Permitted Liens) on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company, except in the Ordinary Course of Business.

2.21 Vendors. Schedule 2.21 sets forth a list as of the Agreement Date of the top ten (10) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for (i) the calendar year ended December 31, 2020, and (ii) the three (3) month period ended on the Recent Balance Sheet Date (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by the Company from each such supplier or vendor during such period and the percentage of total spend of the Company represented by such spend. Since the December 31, 2020, (a) no Material Vendor has canceled or otherwise terminated, or threatened to cancel, or, to the Knowledge of the Company, intends to cancel or terminate, its relationship with the Company, and (b) no Material Vendor has materially decreased or otherwise materially adversely modified or threatened to materially decrease or materially limit or otherwise materially adversely modify its business with the Company.

2.22 Bank Accounts. Schedule 2.22 contains a true, complete and correct list of (a) all banks or other financial institutions with which the Company has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (b) the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

2.23 Inventory. All of the Company’s inventories, materials, and supplies consist of items of quality and quantity, in materially good condition and usable or salable in the Ordinary Course of Business. The values of the inventories stated in the Financial Statements reflect the Company’s normal inventory valuation policies and were determined in accordance with GAAP.

2.24 Compliance with Privacy and Security Laws.

(a) The Company has established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with (i) applicable state and federal laws governing the privacy and security of health information pertaining to individuals, including regulations promulgated pursuant thereto, and (ii) applicable state and federal laws governing the privacy and security of Personal Information (collectively, the “Privacy and Security Laws”).

(b) All Personal Information that has been collected, acquired, stored, disposed, processed, maintained, or otherwise used by the Company has been collected, acquired, stored, disposed, processed, maintained, and otherwise used in compliance with all applicable industry standards and requirements, in each case to the extent applicable to the Company, and the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses. There has been no loss of, or unauthorized access, use, disclosure or modification of any Personal Information that would require notification to individuals under Privacy and Security Laws.

(c) The Company has established, and is in compliance with, its currently posted privacy policy available on its website(s), and its current internal information security and human resources policies and procedures (and has been in compliance with all historically posted privacy policies and all historic information security and human resources policies and procedures) pertaining to the collection, access, storage, transfer, receipt and use of Personal Information, and has never collected, accessed, stored, transferred, received, or used any Personal Information in a manner alleged to be violative of such privacy policies, information security policies and human resource policies and procedures. Each such privacy policy, information security policy, human resources policy and procedure, and all materials distributed or marketed by the Company have at all times made all disclosures to employees, users, customers, and prospective customers, as the case may be, required by applicable Privacy and Security Laws and none of such disclosures made or contained in any such materials have been alleged to be inaccurate, misleading, or deceptive or in violation of any applicable Privacy and Security Laws. The Company has made available to Parent a true, correct, and complete copy of each Company privacy policy, information security policy, and human resources policy pertaining to Personal Information in effect at any time since inception of the Company.

(d) The Company has not received a notice of noncompliance with any Privacy and Security Law, guidelines or industry standards, and no claim or proceeding has been asserted in writing or threatened in writing against the Company alleging a violation of any Person’s rights of publicity or privacy or Personal Information or data rights. The consummation of the Merger and the Transactions will not breach or otherwise cause any violation of any of the Company’s own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of Personal Information collection, used or held for use by the Company in the conduct of their businesses.

(e) The Company has not, and currently does not, market its products and services to any Persons under the age of 13, and the Company does not knowingly collect Personal Information from any Persons under the age of 13.

(f) The Company has complete and correct records of all Persons who have notified the Company of such Person’s election not to receive any electronic communications or solicitations (“Opt-Out Notifications”) from the Company. The Company has complied with all such Opt-Out Notifications.

(g) The Company has in place, maintains, and complies with adequate anti-virus and malware protection, and security measures and safeguards to protect business data and Personal Information against illegal or unauthorized access or use by its personnel or third parties, or access or use of such information by its personnel or third parties in a manner violative of any Privacy and Security Law, applicable industry standards or guidelines, or the privacy rights of third parties, as applicable, in each case consistent with applicable industry best practices. To the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any trade secrets of the Company.

(h) Except as set forth on Schedule 2.24(h), the Company is in compliance with the Privacy and Security Laws, there exist no incident reports or allegations that it has breached the Privacy and Security Laws and the Company has maintained an accounting of any disclosures required by the Privacy and Security Laws. Attached to Schedule 2.24(h) are all consultant reports, corrective actions and plans of action for implementation of any requirements with respect to the Business under the Privacy and Security Laws.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER, MERGER SUB I AND MERGER SUB II

The Parent, the Buyer, Merger Sub I, and Merger Sub II hereby represent and warrant to the Company that:

3.1 Organization; Authority. Each of the Buyer, the Parent, Merger Sub I, and Merger Sub II is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization. Each of the Parent, the Buyer, Merger Sub I and Merger Sub II has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which the Parent, the Buyer, Merger Sub I and Merger Sub II are parties, as applicable, and to perform fully its obligations hereunder and thereunder and to consummate the Transactions.

3.2 Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which the Parent, the Buyer and Merger Sub I and Merger Sub II are parties, as applicable, the performance of the obligations hereunder and thereunder and the consummation of the Mergers and the other Transactions have been duly authorized by all necessary action on the part of the Parent, the Buyer and Merger Sub I and Merger Sub II, respectively and no further corporate action is required on the part of the Parent, the Buyer or Merger Sub I or Merger Sub II to authorize this Agreement and any Ancillary Agreements to which they are a party and the Transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Parent, the Buyer and Merger Sub I and Merger Sub II are parties, as applicable, will have been, duly executed and delivered by each of the Parent, the Buyer and Merger Sub I and Merger Sub II, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Parent, the Buyer or Merger Sub I and Merger Sub II, as the case may be, may be a party, by the Company, this Agreement constitutes, and the Ancillary Agreements will constitute, the valid and binding obligation of the Parent, the Buyer or Merger Sub I or Merger Sub II, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and, subject, as to enforceability, to general equitable principles (regardless of whether enforcement is sought in an Action at law or in equity).

3.3 No Breach; Consents. Neither the execution, delivery nor performance by the Parent, the Buyer or Merger Sub I or Merger Sub II of this Agreement or any Ancillary Agreement to which it is or will be a party, nor the consummation of the Transactions contemplated hereby or thereby, will (i) result in a breach or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any third party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, (vi) require the consent, notice or other action by any third party under or (vii) create in any third party the right to terminate, modify, accelerate, cancel or change any right or obligation or deny any benefit arising under (A) the organizational documents of the Parent, the Buyer or Merger Sub I or Merger Sub II, (B) any Law to which the Parent, the Buyer or Merger Sub I or Merger Sub II is subject or (C) any Contract to which the Parent, the Buyer or Merger Sub I or Merger Sub II is subject.

3.4 Actions and Proceedings. There is no Action pending or, to the knowledge of the Parent or the Buyer, threatened against or involving the Parent or the Buyer or any of their respective directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.

3.5 No Prior Operations of Merger Sub I or Merger Sub II. Each of Merger Sub I and Merger Sub II has been formed solely for the purpose of engaging in the Transactions contemplated hereby and prior to the Agreement Date will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Mergers and the Transactions. Buyer is, and always has been, a disregarded entity for U.S federal and state income tax purposes.

3.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Parent, the Buyer, Merger Sub I or Merger Sub II in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.7 Reporting Issuer; Compliance with Laws and Exchange Filings. The Parent is a “reporting issuer” as that term is defined under applicable Canadian securities Laws in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador, and the North West Territories, Yukon territory, and Nunavut. The Parent has complied, and is now complying in all material respects, with all applicable Canadian securities Laws and has made all required material filings under all applicable Canadian securities Laws and in accordance with the policies of the NEO Exchange (the “NEO”) and the Canadian Securities Exchange (the “CSE” and together with the NEO, the “Exchanges”). The Parent does not have any confidential filings with any securities authorities.

3.8 Listing of Parent Common Shares. The Parent Common Shares are listed and posted for trading on the Exchanges, and Parent has provided notice to list the Parent Common Shares issued as Closing Share Merger Consideration to the Members on the Exchanges in accordance with the policies of the Exchanges. Parent has not taken any action which would be reasonably expected to result in the delisting or suspension of the Parent Common Shares on or from the Exchanges and no order ceasing or suspending trading in any securities of Parent or the trading of any of the Parent’s issued securities is currently outstanding or threatened and no proceedings for such purpose are pending.

3.9 Parent Shares; Capitalization. The Parent Common Shares issued as Closing Share Merger Consideration have been duly authorized, and upon consummation of the Transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances other than restrictions on transfer under the Lock-Up Agreement, applicable federal and local securities Laws and Liens or encumbrances created by or imposed by a Member. The issuance of the Parent Common Shares issued as Closing Share Merger Consideration is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied.

3.10 Sufficiency of Funds. The Parent and the Buyer have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Merger Consideration and consummate the transactions contemplated by this Agreement.

3.11 Trade or Business. Neither the Parent nor the Buyer have a current intent to substantially discontinue the trade or business of the Company.

3.12 Independent Investigation. Each of Parent, Buyer, Merger Sub I, and Merger Sub II acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, each of Parent, Buyer, Merger Sub I, and Merger Sub II has relied solely upon the express representations and warranties of the Company set forth in Section 2 (including the related portions of the Company Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company, this Agreement or any of the Ancillary Agreements, except as expressly set forth in Section 2 (including the related portions of the Company Disclosure Schedules).

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally and not jointly, represents and warrants to Buyer and Parent as follows;

4.1 Title to Shares. As of the date hereof and as of immediately prior to the Closing, the Member owns of record and beneficially the Ownership Interests set forth next to the Member’s name on Section 1, free and clear of all Liens, and such Ownership Interests represent all of the issued and outstanding Equity Equivalents of the Company then held by the Member.

4.2 Binding Effect; No Conflict.

(a) The Member possesses full legal right and all requisite power and authority, necessary to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is or will be a party and, subject to the required statutory approvals contemplated herein, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, as applicable, in accordance with the terms of this Agreement and the Ancillary Agreements to which the Member is or will be a party, as applicable. This Agreement and each Ancillary Agreement to which the Member is or will be a party is or will be duly and validly executed and delivered by the Member and assuming the other party(ies) thereto have duly and validly executed this Agreement or such Ancillary Agreement, as applicable, constitutes or, upon its execution and delivery will constitute, a valid and legally binding obligation of the Member, enforceable against the Member, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).

(b) Except for filings, applications, submissions and notices required under State and Local Cannabis Laws, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or other third party is required on the part of the Member for the execution, delivery and performance by the Member of this Agreement and the Ancillary Agreements to which it is or will be a party nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

4.3 Affiliate Transactions. Except as set forth in Schedule 4.3, neither the Member nor any of its Affiliates (excluding the Company and its Subsidiaries) or any of their respective directors, officers, partners, members, equityholders, former equityholders or employees or any Person in the immediate family of any of the foregoing, (a) is a party to any Contract with the Company or its Subsidiaries or that pertains to the Business other than any employment, non-competition, confidentiality or other similar agreements between the Company or its Subsidiaries and any Person who is an officer, director or employee of the Company or its Subsidiaries, (b) has any indebtedness owing to or from, or has an outstanding obligation to pay capital to, the Company or its Subsidiaries, or (c) owns, leases, or has any economic or other right, license, title or interest in or to any asset, tangible or intangible (including Intellectual Property Rights), that is owned, used, or held for use by, or necessary or material to the operation of the Business as currently conducted.

4.4 Litigation. Except as set forth in Schedule 4.4, to the Knowledge of the Company, there are no Actions pending or threatened against or affecting the Member in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.5 Investment Representations.

(a) This Agreement is made in reliance upon the Member’s representation to Buyer and Parent, which by its acceptance hereof the Member hereby confirms, that the Closing Share Merger Consideration to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same, but subject nevertheless to any requirement of law that the disposition of his or her property shall at all times be within its control.

(b) The Member understands that the Closing Share Merger Consideration are not registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) thereof, and that Buyer’s and Parent’s reliance on such exemption is predicated on the Member’s representations set forth herein.

(c) The Member understands that the Closing Share Merger Consideration may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Closing Share Merger Consideration or an available exemption from registration under the 1933 Act, the Closing Share Merger Consideration must be held indefinitely. In particular, the Member is aware that the Closing Share Merger Consideration may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of the applicable Rules are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Parent. The Member represents that, in the absence of an effective registration statement covering the Closing Share Merger Consideration, it will sell, transfer, or otherwise dispose of the Closing Share Merger Consideration only in a manner consistent with its representations set forth herein.

(d) The Member agrees that in no event will it make a transfer or disposition of any of the Closing Share Merger Consideration (other than pursuant to an effective registration statement under the 1933 Act), unless and until (i) the Member shall have notified Parent of the proposed disposition and shall have furnished Parent with a statement of the circumstances surrounding the disposition, and (ii) if requested by Parent, at the expense of the Member or transferee, the Member shall have furnished to Parent either (A) an opinion of counsel, reasonably satisfactory to Parent, to the effect that such transfer may be made without registration under the 1933 Act or (B) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto. Parent will not require such a legal opinion or “no action” letter in any transaction in compliance with Rule 144.

(e) The Member represents and warrants to Parent that it is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D.

(f) The Member understands that the Closing Share Merger Consideration is being issued to such the Member on a “private placement” basis in reliance upon specific exemptions from Canadian provincial prospectus requirements, and will not be qualified for distribution, and be subject to applicable Canadian securities Laws. The Member understands that the Closing Share Merger Consideration will be subject to statutory resale restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, and the Member covenants that it will not resell the Closing Share Merger Consideration except in compliance with such applicable restrictions and the Member understands that it is solely responsible for such compliance.

(g) The Member understands that it has been notified by Parent: (a) (i) of the potential delivery to the Ontario Securities Commission (the “OSC”) of certain personal information pertaining to the Member, including the Member’s full name, address and telephone number, the number and type of securities purchased, the merger consideration, the exemption relied upon and the date of distribution; (ii) that this information is being collected indirectly by the OSC under the authority granted to it under Canadian securities Law; (iii) that this information is being collected for the purposes of the administration and enforcement of the securities Laws of Ontario; and (iv) that the Member may contact the public official at the OSC 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, Toll free in Canada: 1-877-785-1555, Facsimile: (416) 593-8122, email: exemptmarketfilings@osc.gov.on.ca regarding any questions about the OSC’s indirect collection of this information.

(h) The Member understands and consents to: (i) the fact that Parent is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or Laws in effect from time to time); (ii) Parent retaining such personal information for as long as permitted or required by applicable law or business practices; (iii) the fact that Parent may be required by applicable securities Laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide regulatory authorities with any personal information provided by the Member in or in connection with this Agreement, including disclosure to the CSE Exchange or NEO Exchange; and (iv) the collection, use and disclosure of the Member’s personal information by the CSE Exchange or NEO Exchange.

(i) The Member acknowledges that the certificates(or book-entry) representing the Closing Share Merger Consideration will bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (“U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) RULE 144A THEREUNDER, IF AVAILABLE AND IN COMPLIANCE WITH STATE SECURITIES LAWS OR (D) WITHIN THE UNITED STATES, WITH ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PROVIDED, IN THE CASE OF AN OFFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER PURSUANT TO (C)(i) OR (D), THE HOLDER SHALL HAVE PROVIDED TO THE

CORPORATION AN OPINION OF COUNSEL TO THE EFFECT THAT THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, WHICH OPINION AND COUNSEL MUST BE REASONABLY SATISFACTORY TO THE CORPORATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL RESTRICTIONS THAT RESTRICT THE TRANSFER OF THESE SHARES, SUBJECT TO CERTAIN EXCEPTIONS AS SET FORTH IN THE APPLICABLE CONTRACT. COPIES OF THE APPLICABLE CONTRACT MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE COMPANY.”

provided, that if the Closing Share Merger Consideration is being sold under clause (b) above (and in compliance with Canadian local laws and regulations), the legend set forth above may be removed by providing a declaration and broker letter in such form as Parent or its registrar and transfer agent (“Transfer Agent”), may from time to time prescribe, together with such other documentation as Parent and/or Transfer Agent may reasonably require, including, but not limited to, an opinion of counsel selected by the Member Representative and reasonably acceptable to Parent or other evidence of exemption, in either case reasonably satisfactory to Parent and its Transfer Agent, to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act; and provided further, that, if any of the securities are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to the Transfer Agent of an opinion of counsel selected by the Member Representative and reasonably acceptable to Parent in form and substance reasonably satisfactory to Parent, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act.

SECTION 5

COVENANTS OF THE PARTIES

5.1 Conduct of the Business. Unless otherwise approved in writing by the Buyer or set forth in Schedule 5.1, the Company will, and shall cause its Subsidiaries to, comply with the following covenants until the earlier of the Effective Time and the termination of this Agreement.

(a) The Company will, and shall cause its Subsidiaries to:

(i) conduct the Business in the Ordinary Course of Business;

(ii) pay all applicable Taxes as such Taxes become due and payable;

(iii) maintain all Permits in the Ordinary Course of Business, and

(iv) use commercially reasonable efforts to maintain and preserve the Business, retain its officers, key employees and consultants, and maintain and preserve its relationships with customers, suppliers, service providers, regulatory authorities and others having business relationships with the Company or any of its Subsidiaries in the Ordinary Course of Business.

(b) Without limiting the generality of the foregoing, the Company will not, and shall cause its Subsidiaries not to:

(i) amend or change the organizational documents of the Company (including the Company Organizational Documents) or its Subsidiaries, as applicable; respect;

(ii) change its method of management or operations in any material

(iii) dispose of, acquire or license any material (indirectly or in the aggregate) assets or properties, or make any commitment to do so, other than in the Ordinary Course of Business;

(iv) (A) incur any obligation or liability other than (1) in the Ordinary Course of Business, (2) for Transaction Expenses, or (3) Intercompany Debt, (B) incur any indebtedness for borrowed money, make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, other than in the Ordinary Course of Business or Intercompany Debt, or (C) subject any of its properties or assets to any Lien other than Permitted Liens;

(v) prepay any Change in Control Payments;

(vi) make any material change in the compensation paid or payable to any employee, manager, agent, representative or consultant as shown or required to be shown on Schedule 2.12(a) or make any material change in the fringe benefits of any employee, other than in the Ordinary Course of Business;

(vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Company management or employee, except in the Ordinary Course of Business;

(viii) hire any employee or consultant whose annual compensation is in excess of $100,000;

(ix) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations;

(x) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any material Owned IP;

(xi) (i) enter into any Contract that, if entered into prior to the Agreement Date, would be a material IP License or Material Contract or (ii) amend, modify, renew, terminate or waive any material right under any material IP License or Material Contract;

(xii) authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents of the Company;

(xiii) (i) enter into any new line of business, or incur or commit to incur any material capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any material existing lines of business;

(xiv) (i) apply for any new Permits pursuant to State and Local Cannabis Laws, or (ii) abandon any pending applications for Permits applied for under State and Local Cannabis Laws;

(xv) fail to take any actions necessary to maintain the existing Company Permits in good standing;

(xvi) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xvii) acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xviii) cancel or waive any rights in excess of $100,000, or pay, discharge or settle any claim $100,000;

(xix) make any new capital expenditure commitments in excess of $25,000 individually or $50,000 in the aggregate; or

(xx) commit to do any of the foregoing referred to in clauses (i) - (xviii).

5.2 Access. Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, if reasonably requested by the Buyer and at Buyer’s sole expense, the Company will permit the Buyer and its legal counsel and other representatives, during normal business hours, reasonable access to (a) the assets, properties, records, books of account, contracts and other documents of the Company, and (b) members of senior management of the Company and their professional advisors. Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, the Company will furnish reasonably promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties, prospects, finances, customers, products, services, ongoing disputes, litigation, technology, personnel and other information regarding the Company as the Buyer or its legal counsel and other representatives may from time to time reasonably request; provided, that such data and other information provided by the Company shall not modify or expand the representations made by the Company pursuant to Section 2.

5.3 Efforts; Cooperation.

(a) The Buyer and the Company shall, cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions contemplated by this Agreement and the other Ancillary Agreements as soon as practicable, including using commercially reasonable efforts to prepare and file as promptly as reasonably practicable all documentation to obtain as promptly as reasonably practicable all consents, approvals, registrations, authorizations, waivers or licenses necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the consents, approvals, registrations, authorizations, waivers and licenses set forth on Schedule 5.3(a). Without limiting the generality of the foregoing, the parties hereto shall act promptly, and use their commercially reasonable best efforts, and shall cooperate with each other, in making, or causing to be made, any filings, applications, submissions and notices required under State and Local Cannabis Laws (including responding to any follow-up inquiries or requests relating to such filings, applications, submissions and notices and providing any additional information and documentary material that may be requested pursuant to State and Local Cannabis Laws as promptly as practicable) (collectively, “Regulatory Approval Materials”), in order to permit consummation of the Transactions. To the extent that any Regulatory Approval Materials must be submitted by the Company pursuant to State and Local Cannabis Laws, the Buyer shall have the opportunity to review all such Regulatory Approval Materials and all such Regulatory Approval Materials shall be in the form reasonably acceptable to the Buyer. Any fees required to be paid in connection with such filings, applications and submissions shall be borne equally by the Members, on the one hand, and the Buyer and the Parent, on the other hand.

(b) The Company shall use its reasonable best efforts to give any notices to, and seek any consents required from, any third parties required in connection with the transactions contemplated by this Agreement.

(c) This Agreement and the Transactions may be subject to review by one or more Governmental Entities. If any Governmental Entity determines this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement in a commercially reasonable manner according to the Governmental Entity’s requirements while effectuating the original intent of this Agreement as near as possible.

5.4 Nonsolicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement, none of the Company, its Subsidiaries, nor any of its or their respective managers, members, directors, officers, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than the Buyer and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in the

Company or any of its Subsidiaries, whether by issuance by the Company or a Subsidiary or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Member, the Company or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company and its Subsidiaries taken as a whole (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b) Until the earlier of the Effective Time and the date of termination of this Agreement, if the Company or any of its Representatives receives an inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company shall (i) promptly notify Buyer of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 5.4; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to the Buyer a copy of any written inquiry, proposal or offer and all correspondence related thereto (subject to any confidentiality obligations in existence as of the Agreement Date), and (iii) keep the Buyer reasonably informed of the status thereof.

5.5 Confidentiality. Prior to the Closing, each of the Parent, the Buyer and the Company shall abide by the terms of the Confidentiality Agreement.

5.6 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law, regulatory authority, stock exchange or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of the Buyer, the Company, any of the Members or any of their respective Affiliates) (other than communications with any Member and third parties necessary to obtain the consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by the Buyer prior to release. Notwithstanding the immediately preceding sentence, in the event that the Company (or any of its Affiliates) is required by Law, regulatory authority, stock exchange or court order to make any such disclosure, the Company shall notify the Buyer prior to making such disclosure and shall use its commercially reasonable efforts to give the Buyer an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

5.7 Resignation of Officers and Directors. Unless otherwise directed by the Buyer, the Company shall obtain the resignation of the Manager, the officers of the Company and the officers, managers and directors of each Subsidiary, effective as of the Closing.

5.8 Certain Deliveries. As soon as practicable after the Agreement Date, the Company will deliver to the Buyer’s outside counsel, a complete and accurate (as of the Agreement Date) electronic copy of the “data room” (the “Signing Disk”). Until the Closing, the Signing Disk and the documents and other information thereon shall remain subject to the terms of the Confidentiality Agreement.

5.9 Waiver of Conflicts Regarding Representation; Attorney Client Privilege.

(a) Husch Blackwell, LLP (“Husch Blackwell”) has acted as counsel for the Company and the Members (collectively, the “Company Parties”) in connection with the negotiations, preparation, execution, and delivery of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including Transactions contemplated hereby (the “Sale Engagement”) and not as counsel for any other Person, including, without limitation, the Parent, the Buyer, Merger Sub I, Merger Sub II, the First Merger Surviving Company or the Surviving Company, or any of their Affiliates (collectively, the “Buyer Parties”). Only the Company Parties shall be considered clients of Husch Blackwell in the Sale Engagement. Each party hereto agrees that Husch Blackwell shall be permitted, without the need for any future waiver or consent, to represent any of the Member Indemnitees, including the Members, from and after the Closing in connection with any matters, including the Sale Engagement, contemplated by this Agreement, the Ancillary Agreements, and any other agreements referenced herein or therein, or any disagreement or dispute relating thereto, and may in connection therewith represent the Representatives of the Member Indemnitees, including the Members, in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving the Buyer Parties. The Parent and the Buyer shall not, and shall cause the other Buyer Parties not to, seek or have Husch Blackwell disqualified from any such representation solely based upon the prior representation of the Company Parties by Husch Blackwell. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 5.9 shall not be deemed exclusive of any other rights to which Husch Blackwell is entitled whether pursuant to Law, contract or otherwise.

(b) Any communications between a Company Party, on the one hand, and Husch Blackwell, on the other hand, that relate to the Sale Engagement, including any emails, correspondence, invoices, recordings, and other documents or files and all attorney work product prepared in connection therewith (collectively, the “Attorney Client Communications”) shall be deemed to be attorney client privileged and shall belong solely to the Members, and shall not pass to or be claimed by the Buyer Parties. The Parent and the Buyer acknowledge and agree, for themselves and on behalf of the other Buyer Parties, upon and after the Closing, that: (i) the Member Indemnitees, including the Members, and Husch Blackwell shall be the sole holders of the Attorney Client Communications, and none of the Buyer Parties shall be a holder thereof of such Attorney Client Communications; and (ii) Husch Blackwell shall have no duty whatsoever to reveal or disclose any Attorney Client Communications to the Buyer Parties. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer Parties, on the one hand, and a third party other than any of the Company Parties, on the other hand, the Buyer Parties may assert the attorney client privilege to prevent disclosure of confidential communications to such third party? provided, however, that no Buyer Party may waive such privilege without the prior written consent of the Member Representative. In the event that any Buyer Party is legally required by an Order or otherwise legally required to access or obtain a copy of all or a portion of the Attorney Client Communications, to the extent (x) permitted by Law, and (y) advisable in the opinion of Parent’s outside counsel, then Parent shall immediately (and, in any event, within two (2) Business Days notify the Member Representative in writing so that the Member Representative can seek a protective order.

(c) This Section 5.9 is intended for the benefit of, and shall be enforceable by, Husch Blackwell. This Section 5.9 shall be irrevocable, and no term of this Section 5.9 may be amended, waived or modified, without the prior written consent of Husch Blackwell.

5.10 Thornton License. The Parent shall sell or relinquish the Thornton License Award as soon as practicable following the date of this Agreement.

SECTION 6

TAX COVENANTS

6.1 Allocation of Taxes for a Straddle Period. Pre-Closing Taxes (including Transfer Charges) shall include Taxes for a Straddle Period in an amount equal to: (A) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing at the end of the Closing Date of the relevant books and records of the Company and (B) in the case of any Taxes (other than gross receipts, income, or similar Taxes), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

6.2 Tax Returns.

(a) The Member Representative shall, prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Pre-Closing Tax Returns”) and (ii) the IRS Form 1120S (and any comparable state and local Tax Returns) of the Company for any Pre-Closing Tax period (the “S Corporation Returns” and collectively with Pre-Closing Tax Returns, the “Seller Prepared Returns”). Each Seller Prepared Return shall be prepared in accordance with historical procedures and practices of the Company unless otherwise required by applicable Tax Law. Each S Corporation Return due after the Closing Date shall be submitted to Buyer for Buyer’s review at least thirty (30) days prior to the due date of the Tax Return. The Member Representative shall consider all reasonable comments made by the Buyer in writing within fifteen (15) days prior to the due date for filing such Tax Returns.

(b) Buyer shall cause the Company to prepare and timely file all Tax Returns (other than S Corporation Returns) of the Company due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax period, such Tax Return shall be prepared accordance with historical procedures and practices of the Company unless otherwise required by applicable Tax Law.

6.3 Other Tax Return Matters. Notwithstanding anything in this Agreement to the contrary, the Buyer (and, after the Closing, each of the Company) shall be entitled to, upon approval of the Members Representative (such approval not to be unreasonably withheld, conditioned or delayed), (i) participate in and control any “voluntary disclosure” process or procedure sponsored by a particular Taxing Authority with respect to sales and use Taxes or payroll Taxes for any Pre-Closing Tax Period (and any related process with respect to other Taxes that is required under applicable Law in order to participate in such voluntary disclosure process) and (ii) make any remedial Tax filings with respect to any Pre-Closing Tax Period, including, for the avoidance of doubt, any remedial Tax filings relating to sales and use taxes or in any non-U.S. jurisdiction, that the Buyer reasonably determines to be appropriate. The Member Representative shall receive advance written notice from the Buyer of any such proposed process, procedure or remedial Tax filings proposed by the Buyer prior to officially commencing such process or procedure or making such filing, and the Buyer shall consider in good faith all comments reasonably proposed by the Member Representative at least fifteen (15) days prior to the date of filing. The Member Representative shall be entitled to participate in, but not control, any such proposed process at its own expense. The Member Representative and each Member shall cooperate fully with the Buyer in connection therewith.

6.4 Cooperation on Tax Matters.

(a) The Buyer, on the one hand, and the Member Representative and each Member on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to this Section 6.4 and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit or other proceeding and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and each of the Company, on the one hand, and each Member and the Member Representative, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date for a period of seven (7) years and to abide by all record retention agreements entered into with any Taxing Authority; provided that the Buyer may dispose of such books and records that are offered in writing to, but not accepted by, Member Representative.

(b) The Buyer and the Member Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

6.5 Refunds and Amendments. All refunds of, or direct credits against, Taxes that are realized and received by the Company for any Pre-Closing Tax Period that were not included in any adjustment to Merger Consideration hereunder, shall be for the benefit of the Members. To the extent that the Company or Buyer receives any such refund (whether received as a refund or as a direct credit against Taxes otherwise payable), Buyer shall pay to the Member Representative, on behalf of the Members, the amount of such refund (without interest other than interest received from the relevant Taxing Authority), net of any reasonable out-of-pocket expenses and any Taxes that Buyer or the Company incur with respect to such refund. The net amount due to the Sellers shall be payable within ten (10) days after receipt of the refund by Buyer or the Company, as applicable, from the relevant Taxing Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit). Unless a Taxing Authority requires the Company to do so pursuant to a final determination (as defined in Section 1313(a) of the Code), Buyer shall not amend any Tax Returns of the Company relating to a Pre-Closing Tax Period without the consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

6.6 Transfer Charges. The Members shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Charges”), and the Member Representative shall, at the sole cost of the Members, file all necessary Tax Returns and other documentation with respect to all such Transfer Charges, and, if required by applicable Law, the Buyer shall and shall cause the Company to, join in the execution of any such Tax Returns and other documentation. To the extent that any such Transfer Charge is by applicable Law payable by the Buyer rather than the Members, the Member Representative, on behalf of the Members, shall within twenty (20) days after the Closing, transfer the amount due pursuant to this Section 6.6 in immediately available funds to an account designated by Buyer.

6.7 Tax Treatment. For federal income tax purposes, the Parties intend, by approving resolutions authorizing this Agreement, to treat this Agreement as a “plan of reorganization” under Treasury Regulation Section 1.368-2(g), and to cause the Mergers, taken together, to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. No Party shall take any position (whether in a Tax Return, an audit or otherwise) or action that is inconsistent with the foregoing treatment, unless required to do so by applicable Law.

SECTION 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each Party to consummate the Mergers are subject to the satisfaction, at or before the Closing, of the following conditions:

7.1 Member Approval. The Member Approval shall have been obtained and shall not have been revoked, rescinded or changed.

7.2 Legal Proceedings. No proceeding commenced by a Governmental Entity shall be pending or threatened against any party seeking to restrain or prohibit the Transactions, and there shall be no Order of any nature of any Governmental Entity of competent jurisdiction or any Law that is in effect that restrains, prohibits or prevents the consummation of the Transactions or that has the effect of rendering it unlawful to consummate the Transactions.

7.3 Regulatory Approval. All consents, approvals and waivers of any Governmental Entity necessary under State and Local Cannabis Laws in order to permit consummation of the Closing and the Transactions shall have been obtained, and all notices to any Governmental Entity necessary under State and Local Cannabis Laws in order to permit consummation of the Closing and the Transactions shall have been delivered.

7.4 Futurevision Holdings. The closing of the transactions contemplated by the Futurevision Holdings Agreement shall occur simultaneously with the Closing.

7.5 Offer Letters. Each of Andy Williams and Sally Vander Veer shall have entered into an offer letter with the Buyer or the Company (or one of their Affiliates), in form and substance reasonably acceptable to the Buyer (the “Offer Letters”), and such Offer Letters shall remain in full force and effect and shall not have been revoked, rescinded or changed.

7.6 Non-Competition Agreements. Each of Andy Williams and Sally Vander Veer shall have delivered to the Buyer a duly executed Non-Competition Agreement, and such Non-Competition Agreements shall remain in full force and effect and shall not have been revoked, rescinded or changed.

SECTION 8

CONDITIONS TO THE OBLIGATION OF PARENT, BUYER, MERGER SUB I AND MERGER SUB II TO CLOSE

The obligation of the Parent, the Buyer, Merger Sub I and Merger Sub II to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Buyer in its discretion:

8.1 Representations and Warranties. (a) All Fundamental Representations of the Company shall be true and correct in all respects, on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), without giving effect to any materiality, Material Adverse Effect or similar qualifiers and (b) all of the other representations and warranties of the Company in this Agreement shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect, or similar qualifiers) on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

8.2 Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3 No Material Adverse Effect. No result, occurrence, fact, change, event or effect of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

8.4 Certification. The Company shall have delivered to the Buyer a certificate of its chief executive officer, dated the Closing Date, certifying that each of the conditions set forth in Sections 8.1 (Representations and Warranties) and 8.2 (Covenants).

8.5 Secretary Certificate. The Company shall have delivered to the Buyer a certificate of the Secretary of the Company dated the Closing Date as to (a) the Company’s certificate of formation and the Company Organizational Documents, each as in effect on and as of the Closing Date and (b) the resolutions of the Manager and the Members authorizing and approving the execution, delivery and performance by the Company of this Agreement and all Transactions.

8.6 Escrow Agreement. The Member Representative and the Escrow Agent shall have entered into the Escrow Agreement.

8.7 Required Consents. The Company shall have obtained and delivered to the Buyer all of the consents set forth on Schedule 8.7, in each case in form and substance reasonably satisfactory to the Buyer.

8.8 Good Standing Certificates. The Company shall have provided the Buyer with certificates of appropriate governmental officials as to the due qualification and corporate good standing of the Company and each Subsidiary from the state in which such entity is organized and each state in with such entity is foreign qualified, dated no more than ten (10) days prior to the Closing Date.

8.9 Resignation of the Company Directors and Officers. Each of the managers, directors and officers of the Company and each Subsidiary shall have submitted his or her resignation to be effective at the Effective Time.

8.10 Termination of Affiliate Transactions. Evidence of the termination of all agreements set forth on Schedule 8.10 with no Liability to the Company (in each case, in a form reasonably satisfactory to the Buyer).

8.11 W-9s. On or before the Closing Date, each Member shall deliver to the Buyer a duly executed IRS Form W-9.

8.12 Lock-Up Agreements. The Company shall have delivered to the Buyer a Lock-Up

Agreement duly executed by each Member.

8.13 Certain Deliveries. The Company shall have delivered to the Buyer’s outside counsel the Signing Disk.

8.14 No Company Debt or Liens. Neither the Company nor any of its Subsidiaries shall be party to any loan, line of credit or other Company Debt, and there shall be no Liens (other than Permitted Liens) in favor of any Person on any assets of the Company or any of its Subsidiaries, except, in each case, for Intercompany Debt, provided that Sellers shall notify Buyer of any new Intercompany Debt, and provided further, that Buyer shall have satisfied its obligations under Section 1.9(a).

8.15 Longmont. The Longmont Option shall not have been terminated and shall remain in full force and effect, and the Buyer and Longmont shall have entered into a Services Agreement substantially in the form attached hereto as Exhibit E.

SECTION 9

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company to consummate the Mergers is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company in its discretion:

9.1 Representations and Warranties. All of the representations and warranties of the Parent, the Buyer, Merger Sub I and Merger Sub II in this Agreement (i) that are qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (ii) that are not qualified as to materiality, Material Adverse Effect or a similar qualifier shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date).

9.2 Covenants. The Parent, the Buyer, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

9.3 Certification. The Buyer shall have delivered to the Company a certificate of an officer of the Buyer, dated the Closing Date, certifying that each of the conditions set forth in Sections 9.1 (Representations and Warranties), and 9.2 (Covenants) have been met.

9.4 Escrow Agreement. The Buyer and the Escrow Agent shall have entered into the

Escrow Agreement.

9.5 Longmont. The Buyer shall have entered into the Longmont Option.

9.6 Removal of Guarantees. All of the Persons set forth on Schedule 9.6 shall have been removed as guarantors guaranteeing the Real Property Leases pursuant to the personal guarantees set forth on Schedule 9.6.

9.7 Thornton License. The Parent shall have sold or relinquished the Thornton License Award.

SECTION 10

INDEMNIFICATION

10.1 Obligation of the Members to Indemnify. Subject to the limitations set forth in Section 10.4 (Limitations on Indemnification; Other Remedies) hereof, after the Closing, as an integral term of this Agreement, the Members shall jointly, up to the Indemnity Escrow Amount, and, in excess of the Indemnity Escrow Amount, severally, and not jointly, based on his, her or its respective Pro Rata Share, indemnify, reimburse, compensate and hold harmless the Parent, the Buyer, the Company, and their respective directors, officers, employees, partners, members, agents, Affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee as a result of, with respect to or in connection with:

(a) any inaccuracy or breach of a representation or warranty of the Company contained in Section 2 of this Agreement or in any Ancillary Agreement;

(b) any failure by the Company (as of the Closing) or the Members or Member Representative (following the Closing) to materially perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered by such party pursuant to this Agreement;

(c) any claims by any current or former equityholder, director, officer or employee of the Company to the effect that such Person is entitled to any equity, membership or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate;

(d) any Company Debt, Change in Control Payments, or Transaction Expenses as of the Closing to the extent not included in the Company Debt Payoff Amount, Change in Control Payments, or Transaction Expenses set forth in the Allocation Certificate;

(e) any claim by any current or former employee of any of the Company, in their capacity as Employees, arising out of facts or circumstances existing through the Closing Date, including claims related to termination of any such employee’s employment with the Company on or prior to the Closing Date;

(f) any Pre-Closing Taxes to the extent not included in Estimated Pre-Closing Taxes set forth in the Allocation Certificate;

(g) the Technology License Agreement, solely to the extent arising out of or relating to facts or circumstances existing prior to the Closing; for the avoidance of doubt, except as would be a breach of the Confidentiality Agreement (and subject exclusively to the remedies therein), the Members shall not liable for any Losses relating to the Technology License Agreement which arise from the transfer by Parent, Buyer, or any of their Affiliates, of any patents, inventions, trade secrets, know-how, or any other similar rights intellectual property rights, to the Company or its Affiliates, including the Members, after the Closing; and

(h) the CDA Investigation (as defined in the Company Disclosure Schedules).

10.2 Obligation of the Buyer to Indemnify. Subject to the limitations set forth in Section 10.4 (Limitations on Indemnification; Other Remedies) hereof, as an integral term of this Agreement, the Buyer shall indemnify and hold harmless the Members and their respective directors, officers, employees, partners, members, agents, Affiliates and assigns (the “Member Indemnitees”) from and against any and all Losses incurred or suffered by any Member Indemnitee directly or indirectly, as a result of, with respect to or in connection with:

(a) any inaccuracy or breach of a representation or warranty of the Buyer in this Agreement or any certificate, document or other instrument delivered by or on behalf of the Buyer pursuant hereto; and

(b) any failure by the Buyer to fully perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered by such party pursuant to this Agreement.

10.3 Notice and Opportunity to Defend.

(a) A party or parties entitled to indemnification hereunder (an “Indemnified Party”) with respect to any legal proceeding, claim or demand instituted by any third party (in each case, a “Third-Party Claim”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of such Third-Party Claim, along with a notice of the facts giving rise to such Third-Party Claim; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b) If the Indemnifier provides written notice to the Indemnified Party within twenty (20) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Third-Party Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Third-Party Claim and to have the Indemnified Party represented by counsel selected by the Indemnifier and the Indemnified Party shall cooperate with the Indemnifier and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Indemnifier shall only have a right to elect to defend any Third-Party Claim if (A) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (B) the defense strategy, settlement, failure to reach settlement, or adverse judgment with respect to the Third-Party Claim is not likely to establish a precedential custom or practice materially adverse to the continuing business interests (including vendor and customer relations) of the Indemnified Party or materially adversely affect the reputation of the Indemnified Party, (iii) the Buyer or any of its Affiliates, at any time when the Buyer believes that a Third-Party Claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Third-Party Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Third-Party Claim if a material conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of the Third-Party Claims exceed or reasonably could exceed the limitations set forth in Section 10.4(e), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Third-Party Claim from the Indemnifier (at the Indemnified Party’s cost and expense) if the Indemnifier has failed or is failing to diligently prosecute or defend such Third-Party Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; provided, further that (x) the Indemnifier may not enter into a settlement of any Third-Party Claim without the written consent of the Indemnified Party, unless such settlement provides the Indemnified Party with a full release from such Third-Party Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified; and (y) with respect to any Third Party Claim arising from Section 10.1(g) for which the Members are not entitled to defend against, negotiate, settle or otherwise deal with pursuant to this Section 10.3, then, notwithstanding anything to the contrary herein, the Members shall not be liable to any Buyer Indemnitee for any Losses arising from such Third Party Claim if any Buyer Indemnitee settles such Third Party Claim without the consent of the Members, which consent shall not be unreasonably withheld, conditioned, or delayed. If the Indemnified Party has assumed the defense of any Third-Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third-Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third-Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense.

(c) Any notice that a Buyer Indemnitee shall be required to give to the Members shall be satisfied by the delivery of notice by the Buyer Indemnitee to the Member Representative, and the Member Representative may respond to the Buyer Indemnitee on behalf of all Members.

10.4 Limitations on Indemnification; Other Remedies. The indemnification provided by SECTION 10 (Indemnification) shall be subject to the following limitations, terms and conditions:

(a) Survival of Representations and Warranties. No action for indemnification pursuant to Section 10.1(a) shall be brought more than fifteen (15) months after the Closing Date, except for claims arising out of the Fundamental Representations, which shall survive until 11:59 P.M. Eastern Time on the sixth (6th) anniversary of the Closing Date, and except for claims arising out of the Tax Representations, which shall survive until the expiration of the applicable statute of limitations plus sixty (60) days (in each case, the “Survival Period”). Any claim for indemnification under this Agreement pursuant to Section 10.1(a) shall be deemed time-barred, and no such claim shall be made after the applicable Survival Period; provided, however, that if a claim notice is delivered in good faith with respect to such a claim for indemnification prior to the expiration of the applicable Survival Period, the indemnification claim under this SECTION 10 shall survive until such indemnification claim is finally resolved pursuant to this SECTION 10. Sections 2.1 (Organization; Good Standing; Power), 2.2 (Capitalization; Subsidiaries), (b) (Authorization; Execution & Enforceability; No Breach), and 2.19 (Brokers) are sometimes referred to herein as the “Fundamental Representations”. The representations and warranties of the Company set forth in this Agreement and related to Taxes, including those set forth in Section 2.8 (Tax Matters) are sometimes referred to herein as the “Tax Representations.” All other representations and warranties set forth in Section 2 are referred to herein as the “General Representations.”

(b) Covenants. The respective covenants, agreements and obligations of the Company, the Buyer, the Members and the Member Representative set forth in this Agreement and the Member Closing Agreements, in any certificate, document or other instrument delivered by such party pursuant to this Agreement, and the Member Closing Agreements shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation and shall survive until the expiration of the applicable statute of limitations, or such earlier time period as specified herein or therein.

(c) Determination of Losses. For purposes of determining the amount of Losses incurred in connection with any inaccuracy in or breach of any General Representations pursuant to this Section 10, but not for purposes of determining whether such breach or inaccuracy has occurred, such General Representations shall be read without regard for or giving effect to the terms “material”, “in all material respects”, “Material Adverse Effect” or similar qualifiers.

(d) Basket.

(i) No indemnification shall be payable pursuant to Section 10.1(a) (other than with respect to a Fundamental Representation or in the event of fraud or intentional misrepresentation for which this Section 10.4(c) shall not apply) unless the total amount of all indemnifiable Losses incurred by the Buyer Indemnitees, including those subject to all previous claims, exceeds $97,404 (the “Basket”), whereupon indemnification shall be payable for the amount in excess of the Basket.

(ii) No indemnification shall be payable pursuant to Section 10.2(a) unless the total amount of all indemnifiable Losses incurred by the Member Indemnitees, including those subject to all previous claims, exceeds the Basket, whereupon indemnification shall be payable for the amount in excess of the Basket.

(e) Cap. Subject to the remaining provisions of this Section 10.4:

(i) other than in the event of fraud or intentional misrepresentation, the total aggregate liability by all Members for all Losses indemnifiable under Section 10.1(a) shall not exceed (A) $1,298,724 (the “Cap”) with respect to the General Representations and (B) the Merger Consideration, as adjusted pursuant to Section 1.7, with respect to the Fundamental Representations;

(ii) the aggregate liability of a Member for all Losses indemnifiable under Section 10.1 (other than in the event of fraud or intentional misrepresentation of such Member ) shall not exceed such Member’s Pro Rata Share of the Merger Consideration, as adjusted pursuant to Section 1.7;

(iii) the Buyer’s aggregate liability for all Losses for indemnification under Section 10.2(a) shall not exceed the Cap (other than in the event of fraud or intentional misrepresentation of the Buyer); and

(iv) the aggregate liability of the Buyer for all Losses indemnifiable under Section 10.1 shall not exceed the Merger Consideration, as adjusted pursuant to Section 1.7.

(f) Source of Recovery; Indemnity Escrow Amount.

(i) Any indemnification owing by the Members pursuant to this Section 10 shall be satisfied first, from the Indemnity Escrow Amount and second, by the Members in accordance with their Pro Rata Shares; provided, however, that Parent agrees to release the Members from the Lock-Up Agreements to the extent required to satisfy any such indemnity claims.

(ii) The Indemnity Escrow Amount shall be released to the Members based on their applicable Pro Rata Share as follows: (A) on the first (1st) Business Day after the date that is nine (9) months following the Closing Date, an amount equal to the lesser of (x) $103,073.33 and (y) the remaining portion of the Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Indemnified Parties pursuant to this Section 10; (B) on the first (1st) Business Day after the date that is twelve (12) months following the Closing Date, an amount equal to the lesser of (x) $103,073.33 and (y) the remaining portion of the Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Indemnified Parties pursuant to this Section 10 and (C) on the first (1st) Business Day after the date that is fifteen (15) months following the Closing Date, the remaining portion of the Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Indemnified Parties pursuant to this Section 10. Each of the Buyer and the Member Representative shall be obligated to promptly execute and deliver written instructions to the Escrow Agent requesting that it release such amounts.

(g) No Subrogation. Following the Closing, no Member shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification payment made by or on behalf of any Member under Section 10.1.

(h) Merger Consideration Adjustment. The Company, the Parent, the Buyer, the Surviving Company, the Member Representative and the Members agree to treat each indemnification payment pursuant to this SECTION 10 as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(i) Exclusive Remedy. The Parties (other than the Member Representative, in its capacity as Member Representative and not on behalf of the Members, with respect to claims against or amongst the Members) acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any Losses under this Agreement (except (a) in the case of fraud or intentional misrepresentation and (b) for any other remedies expressly set forth in Section 12.5) shall be pursuant to the indemnification provisions set forth in this SECTION 10. In furtherance of the foregoing, each of the Parties (other than the Member Representative, in its capacity as Member Representative and not on behalf of the Members, with respect to claims against or amongst the Members) hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of actions for any breach of any such representation, warranty, covenant, agreement, or obligation it may have against the other Parties and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this SECTION 10.

SECTION 11

TERMINATION

11.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions abandoned at any time before the Effective Time, regardless of any approval by Members as follows and in no other manner:

(a) by written agreement of the Company and the Buyer;

(b) by the Buyer, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the conditions set forth in Section 8.1 (Representations and Warranties) or Section 8.2 (Covenants) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within thirty (30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct such that the condition set forth in Section 9.1 (Representations and Warranties) or Section 9.2 (Covenants) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within thirty (30) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation;

(d) by the Buyer if the conditions set forth in Section 7 (Conditions to the Obligation of Parent, Buyer and Merger Sub I and Merger Sub II To Close) become incapable of satisfaction, unless such incapability to be satisfied shall be due to the failure of any Buyer Party to perform or comply respects with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e) by the Company, if the conditions set forth in SECTION 8 (Conditions to Company’s Obligation To Close) become incapable of satisfaction, unless such incapability to be satisfied shall be due to the failure of any Company Party to perform or comply respects with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(f) by either the Buyer or the Company if the Closing shall not have occurred on or before December 31, 2021 (the “Closing Deadline”), which date may be extended by mutual agreement of the Company and the Buyer; provided that the right to terminate this Agreement under this Section 11.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline; provided, further, that neither party may terminate this Agreement pursuant to this Section 11.1(f) if the Closing has not occurred on or prior to the Closing Deadline solely due to a failure to obtain all necessary approvals under State and Local Cannabis Laws, for so long as the Parties are working in good faith to obtain such approvals;

(g) by either the Buyer or the Company if: (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such Order or ruling shall have become final and nonappealable, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;

(h) by either Buyer or the Company if there shall have been any action taken, final decision made or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit Buyer’s or the Company’s ownership or operation of any portion of the Business, or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company;

(i) by either the (i) Buyer, if the condition in Section 7.4 is not satisfied due to the fault of the Company, or (ii) the Company, if the condition in Section 7.4 is not satisfied due to the fault of any Buyer Party;

11.2 Effect of Termination. If this Agreement is terminated in accordance with Section 11.2 (Termination), it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or equityholders, except that the Confidentiality Agreement, this Section 11.2, Section 5.5 (Confidentiality), Section 5.6 (Public Disclosure) and Section 12 (Miscellaneous) shall survive termination; provided that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination.

SECTION 12

MISCELLANEOUS

12.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) the next Business Day when sent by overnight mail, postage prepaid with proof of delivery from the courier requested, (c) the next Business Day when sent by sent by certified or registered mail, postage prepaid, or (d) when sent if in writing and sent by electronic mail. Notices shall be sent to the addresses set forth below:

If to the Company:

Futurevision 2020, LLC

4750 Nome Street

Denver, Colorado 80239

Attention: Sally Vander Veer

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Husch Blackwell LLP

        Attn: Steve Levine

1801 Wewatta Street, Suite 1000

Denver, Colorado 80202

[***]

[***]

If to the Member Representative:

Futurevision Representative, LLC

4750 Nome Street

Denver, Colorado 80239

Attention: Sally Vander Veer

Telephone: [***]

Email: [***]

If to the Buyer:

Columbia Care LLC

680 5th Ave, 24th Floor

Attention: Joshua Snyder

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Erica Rice

Telephone: [***]

Email: [***]

Any party may by notice given in accordance with this Section 12.1 to the other parties designate another address or person for receipt of notices hereunder; provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) Business Day after receipt thereof.

12.2 Entire Agreement; Amendment; Waiver.

(a) This Agreement, the Ancillary Agreements and the Confidentiality Agreement, the schedules and exhibits hereto and thereto, the Company Disclosure Schedules and the documents and instruments and other agreements among the Parties referenced herein and therein constitute the entire agreement among the Parties with respect to the Transactions, and supersede all prior agreements and understandings, written or oral, with respect thereto, including the Indication of Interest, dated January 26, 2021.

(b) Except as otherwise required by applicable Law, prior to the Closing, this Agreement may be amended at any time, notwithstanding the adoption hereof by the Members, only by a written instrument signed by Buyer, the Company and the Member Representative. Except as otherwise required by applicable Law, after the Closing, this Agreement may be amended at any time, only by a written instrument signed by the Buyer and the Member Representative.

(c) At any time prior to the Effective Time, the Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, the Buyer, on the one hand, and the Member Representative, on the other, may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations of the other party hereto, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (z) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

(d) This Agreement, the Ancillary Agreements and the schedules and exhibits hereto and thereto are not intended to confer upon any person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 10 (Indemnification).

(e) No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, however, that the Buyer and Parent may assign all or a portion of their respective rights to any lender (or any agent or collateral trustee for any such Person) of the Buyer, Parent, or their respective Affiliates as collateral security in connection with any new financings or refinancings, and such collateral assignments shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such financing documents; provided, further, that such assignment shall be in compliance with all applicable Law, including State and Local Cannabis Laws, and shall not reasonably be expected to delay or impede the Transactions.

12.3 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of Laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that any claims, controversies, or disputes related to any matter involving the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances shall be governed by and construed in accordance with the Laws of the State of Colorado, regardless of Laws that might otherwise govern under applicable principles of conflicts of laws thereof as to all such matters.

(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in the State of Colorado. Each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO EACH PARTY’S EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE AFFILIATES OR REPRESENTATIVES OF ANY OTHER PARTY RELATED THERETO.

(d) EACH OF THE MEMBER REPRESENTATIVE, THE COMPANY, PARENT, BUYER, MERGER SUB I AND MERGER SUB II (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY, AND (4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3.

12.4 Subject to Approval of the Colorado Marijuana Enforcement Division. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE MED AND EACH APPLICABLE LOCAL JURISDICTION.

12.5 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the Transactions and the covenants of the Parties are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party shall be entitled, in addition to the exercise of other remedies, to seek injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach.

12.6 No Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

12.8 Construction. Whenever the context requires:

(a) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Whenever this Agreement requires the disclosure of an agreement or Contract on the Company Disclosure Schedule or the delivery to the Buyer of an agreement or Contract, that disclosure requirement or delivery requirement, as applicable, require disclosure or delivery of the entire document and shall also require the disclosure or delivery of each and every material amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement or Contract.

(d) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(e) All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

(f) Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(g) Any reference to the Company in this Agreement shall include any of its respective predecessor entities, including any entity that merged with and into such predecessor entity.

12.9 Counterparts; Delivery. This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.10 Exhibits and Schedules. The exhibits and schedules (including the Company Disclosure Schedule) are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

12.11 Headings. The table of contents and the headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

12.12 Expenses. Except as set forth herein, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties, shall be the obligation of the Party incurring such fees and expenses. Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or any Ancillary Agreements or the enforcement of any provision thereof is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing Party may be entitled.

12.13 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to Law. Should there be any conflict between any provisions hereof and any present or future statute, Law, ordinance, regulation, or other pronouncement having the force of Law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited to the extent necessary to bring it into compliance therewith, and the remaining provisions of this Agreement shall remain in full force and effect.

12.14 Reformation. If, after the Agreement Date, the Parties determine in good faith that the Mergers cannot be effected in the order or manner described in Section 1.2 without adversely affecting (i) the tax treatment of the Transactions pursuant to Section 6.7, or (ii) the ability of the Parties to obtain the consents, approvals, and waivers described in Section 7.3, then the Parties shall immediately, and in any case within fourteen (14) Business Days of such determination, use their good faith efforts to amend this Agreement in a way so as to give full effect to Section 6.7 and so as not to adversely affect the Parties obligations pursuant to Section 7.3.

12.15 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

12.16 Member Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Mergers, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each Member shall be deemed to have approved the designation of, and hereby designates, the Member Representative as the representative, agent and attorney-in-fact for and on behalf of the Members and each Member (i) agrees that all actions taken by the Member Representative under this Agreement or any Ancillary Agreement shall be binding upon such Member and its successors as if expressly confirmed and ratified in writing by such Member, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Member Representative taken in good faith under this Agreement or the Ancillary Agreements. The Member Representative shall take or refrain from taking any and all actions that they believe are necessary under this Agreement for and on behalf of the Members, as fully as each such Member were acting on its own behalf. All actions taken by the Member Representative under this Agreement shall be binding upon each Member and its successors as if expressly confirmed and ratified in writing by each of them and all defenses which may be available to any Member to contest, negate or disaffirm the action of the Member Representative taken in good faith under this Agreement or any other Ancillary Agreement are waived.

(b) If the Member Representative shall resign or otherwise be unable to fulfill their responsibilities as representative of the Members, the Members shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Member Representative” for purposes of this Agreement and the other Ancillary Agreements. If for any reason there is no Member Representative at any time, all references herein or in any other Ancillary Agreement to the Member Representative shall be deemed to refer to each Member.

(c) The immunities and rights to indemnification of the Member Representative shall survive the resignation or removal of the Member Representative and the Closing or any termination of this Agreement and any other Ancillary Agreement. The powers, immunities and rights to indemnification granted to the Member Representative hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Member and shall be binding on any successor thereto.

(d) Except in cases of fraud, intentional misconduct or gross negligence, the Member Representative will have no Liability to any Buyer Party, any Company Party or their respective successors or assigns with respect to actions taken or omitted to be taken in good faith in their capacity as the Member Representative and shall be entitled to indemnification and reimbursement from the Members against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in their capacity as the Member Representative.

(e) Parent and Buyer shall be entitled to rely upon any document or other paper delivered by the Member Representative as being authorized by each Member, and neither Parent nor Buyer shall be liable to the Member Representative or any Member for any action taken or omitted to be taken by Parent or Buyer based on such reliance. All decisions and actions by the Member Representative, including any agreement between the Member Representative and Buyer relating to the defense or settlement of any claims for which any Member may be required to indemnify the Buyer Indemnitees pursuant to Section 10, shall be binding upon each Member, and no Member shall have the right to object, dissent, protest or otherwise contest the same.

[The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written.

PARENT:

COLUMBIA CARE INC.

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

BUYER:

COLUMBIA CARE LLC

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

MERGER SUB I:

MAIA ACQUISITION IB INC.
By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

MERGER SUB II

MAIA ACQUISITION II INC.

By:	/s/ Nicholas Vita
Name: Nicholas Vita
Title: CEO

[Signature Page to Futurevision 2020 Agreement and Plan of Merger]

COMPANY:

FUTUREVISION 2020, LLC

By:	/s/ Andrew Williams
Name: Andrew Williams
Title: Manager

FUTUREVISION REPRESENTATIVE,
LLC, solely in its capacity as Member
Representative:

By:_	/s/ Sally Vander Veer
Name: Sally Vander Veer
Title: Manager

MEMBERS:

ANDREW JOHN WILLIAMS
REVOCABLE TRUST
Dated May 28, 2015

By:	/s/ Andrew Williams
Name: Andrew Williams
Title: Trustee

SALLY J. VANDER VEER REVOCABLE
TRUST
Dated March 8, 2018

By	/s/ Sally Vander Veer
Name: Sally Vander Veer
Title: Trustee

MICHELLE Y. ZEMAN IRREVOCABLE
S. TRUST
Dated April 30, 2018

By:	/s/ Sally J. Vander Veer
Name: Sally J. Vander Veer
Title: Trustee

Schedule 1

Members

Member	Ownership Interest
Andrew John Williams Revocable Trust, dated May 28, 2015 (Grantor: Andrew Williams)	51%
Sally J. Vander Veer Revocable Trust, Dated March 8, 2018 (Grantor: Sally J. Vander Veer)	29%
Michelle Y. Zeman Irrevocable S. Trust, dated April 30, 2018 (Trustee: Sally J. Vander Veer)	20%
Total	100%

Schedule 1

Exhibit A

Non-Competition Agreements

CONFIDENTIAL

FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT(this “Agreement”) is by and between Columbia Care LLC, a Delaware limited liability company (“Buyer”), and [                ], an individual (“Securityholder”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger (“Merger Agreement”), among Buyer, Columbia Care Inc., a company continued under the laws of the Province of British Columbia (“Parent”), Maia Acquisition IB Inc., a Delaware corporation (“Merger Sub I”), Maia Acquisition II Inc., a Delaware corporation (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), FutureVision 2020, LLC, a Delaware limited liability company (the “Company”), the members set forth on Section 1 thereto (including the Securityholder) (the “Members”) and Futurevision Representative, LLC, solely in its capacity as the representative of the Members (the “Securityholder Representative”). Buyer and Securityholder are sometimes jointly referred to herein as the “Parties.”

RECITALS

A. The Parent, the Buyer, the Merger Subs, the Members and the Company entered into the Merger Agreement to effectuate a merger (the “Merger”), pursuant to which the Company will merge with and into Merger Sub I, with the Company to survive the first merger, following which, the surviving company will merge with and into Merger Sub II, with Merger Sub II to survive the second merger.

B. Securityholder is an equityholder of the Company, has been actively involved in the management of the Company’s business and in the development of the Company’s products and technology and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of the Company. Securityholder, in the course of operating the business of the Company, has also developed on behalf of the Company significant goodwill and know-how that is now a significant part of the value of the Company.

C. Securityholder has a material economic interest in the consummation of the Merger. Securityholder will become employed by Buyer immediately following the Closing Date in a non- executive role with responsibilities for Buyer in the State of Colorado.

D. Buyer desires to protect its investment in the assets, business, goodwill, and know- how of the Company to be acquired pursuant to the Merger Agreement and accordingly, as a material condition to its willingness to enter into the Merger Agreement and consummate the Merger, has required that Securityholder agree to limit certain activities by Securityholder (as set forth herein) that would compete with or otherwise harm such assets, business, goodwill or know- how.

E. As part of the consideration and inducement to Buyer to enter into the Merger Agreement and acquire the Company and its businesses, Securityholder is willing to agree to and abide by such restrictions.

F. References to Buyer hereinafter shall include all Affiliates of Buyer and, following the Closing Date, shall include the Company.

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NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the Parties hereto agree as follows:

AGREEMENT

1. Effectiveness. This Agreement shall be effective as of the Closing Date. To the extent the Merger Agreement is terminated for any reason prior to the Closing Date, this Agreement shall immediately upon termination of the Merger Agreement terminate in its entirety without ever having become effective and shall be null and void in all respects.

2. Definitions. For purposes of this Agreement:

(a) “Confidential Information” means (i) any and all trade secrets concerning the business and affairs, or the planned business and affairs, of the Company, its Subsidiaries, and any of their Affiliates including product specifications, data, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned distribution methods and processes, customer lists, customer information databases, customer mailing lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), data-base technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devises, know-how, inventions, discoveries, concepts, methods and information and any other information, however documented, that is a trade secret of the Company, its Subsidiaries, and any of their Affiliates; (ii) any and all other information concerning the business and affairs, or the planned business and affairs, of the Company, its Subsidiaries, and any of their Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the planned activities of the Company, its Subsidiaries, and any of their Affiliates containing or based, in whole or in part, on any information included in the foregoing, regardless of medium. Confidential Information specifically includes any and all information that Securityholder may have obtained concerning Buyer or Parent in connection with discussions and negotiations concerning the transactions contemplated by the Merger Agreement. Notwithstanding anything in the foregoing to the contrary, “Confidential Information” shall not be deemed to include any information that: (A) is or becomes generally available to the public through no action or inaction of Securityholder in violation of this Agreement; (B) is required to be disclosed by Law or legal process; (C) is or becomes available to Securityholder on an non-confidential basis, so long as the source of such information was not known by Securityholder to be bound by a confidentiality obligation to Buyer, Parent, or the Company with respect to such information; or (D) was or is independently developed by Securityholder without violating Securityholder’s obligations hereunder, including without limitation, information developed in connection with the Excluded Businesses, as defined below.

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(b) “Restricted Business” means the development, cultivation, growing, producing, distributing, marketing, selling or licensing of cannabis or otherwise providing any cannabis- related products, services or technologies, which, for the avoidance of doubt, does not include the Securityholder’s ownership, investment, or participation in the operations of Medpharm Holdings LLC, Mx LLC, Medpharm Research LLC or Medicine Man Longmont, LLC and any affiliates (the “Excluded Businesses”).

(c) “Restricted Employee” means any (A) employee, consultant, agent, or contractor of any of the Company, its Subsidiaries, or any of their Affiliates as of the Closing Date, or (B) former employee, consultant, agent, or contractor of any of the Company, its Subsidiaries, or any of their Affiliates who Securityholder knows to be employed by Buyer or any of its Affiliates as of immediately after the Closing.

(d) “Restricted Territory” means each and every country, province, state, city, or other similar political subdivision of the world in which the Buyer, its Subsidiaries, or any of their Affiliates has carried on the Restricted Business prior the later of the Closing Date or the date of termination of Securityholder’s employment with the Buyer.

(e) “Restriction Period” means the longer of (1) thirty (30) months following the Closing Date, or (2) eighteen (18) months following the date of termination of Securityholder’s employment with the Buyer.

3. Noncompetition; Nonsolicitation.

(a) Securityholder acknowledges that due to Securityholder’s position with and relationship to the Company (as referenced in Recital B above), Securityholder has had access to the Company’s Confidential Information (as defined above) and has been responsible for developing and maintaining (in whole or in part) the goodwill and know-how of the Company. Securityholder acknowledges that prior to the Closing Date, the Company, its Subsidiaries, or their Affiliates were engaged in the Restricted Business throughout the United States and/or have substantial and material plans to do so. To protect the Company’s trade secrets, Confidential Information and relationships, goodwill with customers, and know-how during the Restriction Period, Securityholder shall not in any manner within the Restricted Territory, directly or indirectly, including through entities that Securityholder directly or indirectly controls, participate or engage in, own or have any financial or other interest in, lend credit to, lend Securityholder’s name to, manage, operate, join, accept employment or any other service with, provide advice or any assistance to or participate in the ownership, management, operation or control of, any entity or business, division, group, or other subset of any business that is engaged (or the Securityholder’s knowledge, planning to engage) in the Restricted Business, whether for Securityholder’s own account or for that of another Person, and whether as shareholder, principal, partner, member, joint venturer, agent, investor, creditor, proprietor, director, officer, employee or consultant or in any other capacity, except (i) as an employee or consultant to Buyer or (ii) as otherwise expressly consented to in writing by Buyer. Notwithstanding the foregoing, this Section 3(a) shall not restrict Securityholder from passively owning (directly or indirectly through a mutual fund or similar common investment vehicle) one percent (1.0%) or less of any Person that has any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, treating for such purposes any securities owned by an Affiliate of Securityholder as owned by Securityholder.

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(b) During the Restriction Period, Securityholder shall not, without the prior written consent of Buyer, directly or indirectly (including through any Affiliate of Securityholder or any other Person) encourage, induce, attempt to induce, solicit or attempt to solicit any Restricted Employee to leave his or her employment, consulting or independent contractor relationship with Buyer or any of Buyer’s Affiliates; provided that the foregoing shall not apply to any general solicitations not directly targeted at a Restricted Employee.

(c) Except with respect to the Excluded Businesses, during the Restriction Period, Securityholder shall not, directly or indirectly (including through any Affiliate of Securityholder or any other Person): (i) solicit any existing (as of the Closing Date) customer, vendor, supplier, licensor, lessor, joint venturer, associate, consultant, agent or partner of the Company, its Subsidiaries, or any of their Affiliates, for the purpose of influencing such Person to provide business or services to Securityholder (or through Securityholder to any other Person) in connection with the Restricted Business or to cease doing business in whole or in part with the Company, its Subsidiaries, or any of their Affiliates or whatever corporate entity or entities through which the Restricted Business is carried on by Buyer after the Closing Date; or (ii) knowingly interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between the Company, its Subsidiaries, or any of their Affiliates or whatever corporate entity through which the Restricted Business is carried on by Buyer after the Closing Date and any third party (including the Company’s customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents and partners).

4. Confidential Information.

(a) Securityholder acknowledges that Securityholder has occupied a position of trust and confidence with the Company and with respect to the transactions contemplated by the Merger Agreement prior to the date hereof, and has become familiar with Confidential Information of the Company.

(b) Securityholder acknowledges that, from and after the Closing Date, all Confidential Information known or obtained by Securityholder will constitute property of Buyer. Therefore, Securityholder shall not at any time (i) disclose any Confidential Information to any unauthorized person or entity; or (ii) use any Confidential Information for Securityholder’s own account or for the benefit of any third party, whether Securityholder has such information in Securityholder’s memory or embodied in writing or other physical form, without the prior written consent of Buyer (which may be granted or withheld for any reason or no reason). Securityholder shall deliver to Buyer at any time after Closing upon Buyer’s request, any and all copies of Confidential Information (regardless of medium) in Securityholder’s possession or control.

5. Understanding of Covenants.

(a) The recitals to this Agreement are incorporated herein by this reference. Securityholder acknowledges and agrees with such recitals, and further agrees that the value of the consideration paid by Buyer in connection with the Merger Agreement is substantial and that preservation of the confidential and proprietary information, goodwill, know-how, stable workforce, and customer relations of the Company and any of their Affiliates is a material part of the consideration which Buyer is receiving under the Merger Agreement.

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(b) Securityholder further acknowledges and agrees that Securityholder (i) is familiar with and has carefully considered the covenants set forth above in this Agreement, (ii) is fully aware of Securityholder’s obligations hereunder, (iii) has been actively involved in the management of the Company’s business, is a an equityholder of the Company, is in possession of the Confidential Information, and in continuing to provide services to Buyer following the Closing Date will continue to have access to Confidential Information (as well as other trade secrets and confidential information of Buyer), (iv) understands that one of the material inducements for Buyer to enter into the Merger Agreement is Securityholder’s agreement to enter into an agreement containing the covenants set forth in this Agreement, (v) the goodwill and know-how associated with the Company prior to the transaction contemplated by the Merger Agreement is an integral, substantial and material component of the value of the Company to Buyer and is reflected in the value of the cash or Buyer equity being paid/issued in connection with the Merger for Securityholder’s equity in the Company, (vi) Securityholder’s agreement to the terms set forth in this Agreement is necessary to preserve the value of the Company for Buyer following the transactions contemplated by the Purchase Agreement, (v) agrees to the reasonableness of the character, duration, geographic area and subject matter scope of the covenants set forth in this Agreement and that such covenants shall continue through the Restriction Period regardless of whether Securityholder receives any compensation from Buyer for employment or services during the Restriction Period, (vi) agrees that the Company currently conducts and/or currently has substantial and material plans to conduct the Restricted Business throughout the United States, (vii) agrees that the covenants set forth above in this Agreement are necessary to protect the Company’s Confidential Information, goodwill, know-how, stable workforce, and customer relations, and (viii) that such covenants are separately bargained-for consideration and are material inducements to Buyer to enter into the Merger Agreement.

(c) Securityholder agrees that the covenants set forth above in this Agreement do not confer a benefit upon the Company disproportionate to the detriment of Securityholder. Securityholder represents that the execution of this Agreement, and the performance of Securityholder’s obligations under this Agreement, do not and will not conflict with, or result in a violation or breach of, any other Contract of which Securityholder is a party or any Order to which Securityholder is subject. Securityholder represents that Securityholder is competent and has all necessary authority to execute this Agreement, and that Securityholder has entered into this Agreement freely and voluntarily and not under duress.

6. Consideration. As consideration for Securityholder’s covenants set forth in Sections 3 and 4 of this Agreement, Buyer has entered into the Merger Agreement, following which Securityholder will receive certain benefits in connection with the Merger in Securityholder’s capacity as an equityholder of the Company.

7. Injunctive Relief. Each Party agrees that any breach by the other of this Agreement (given, among other factors, the unique skills, position and exposure to Confidential Information at issue with respect to this Agreement) may cause immediate and irreparable harm to the non-breaching Party, that such harm may be difficult or impossible to measure, and that damages for the non-

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breaching Party may therefore be an inadequate remedy for any such breach. Therefore, each Party agrees that in the event of a breach or threatened breach of this Agreement, the Company, Buyer or Securityholder (whichever is seeking to enforce this Agreement) may seek an injunction restraining the Party in breach (or threatened to be in breach, as the case may be) from the conduct which would constitute a breach of this Agreement, specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement. Each Party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to provide the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief. Furthermore, the Restriction Period shall be extended by the same time that the Securityholder is in breach of Section 3 of this Agreement.

8. Non-Exclusivity. The rights and remedies of Buyer hereunder are not exclusive of or limited by any other rights or remedies that Buyer may have, whether at law, in equity, by contract or otherwise. Without limiting the generality of the foregoing, the rights and remedies of Buyer hereunder, and the obligations and liabilities of Securityholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Securityholder’s obligations or Buyer’s rights (or any present or future Affiliate of Buyer) under the terms of any employment, proprietary information, confidentiality, invention assignment or other agreement between Securityholder and Buyer.

9. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given (a) on the date of delivery, if delivered in person, by facsimile (upon confirmation of receipt) or by e-mail prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party, (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery), or (c) upon receipt if delivered personally or by certified mail, postage prepaid, return receipt requested, addressed as follows:

(a) if to Securityholder, to:

[ADDRESS]

Attention:

E-mail: [                ]

(b) if to Buyer, to:

Columbia Care LLC

680 5th Ave, 24th Floor

New York, New York 10019

Attention: Joshua Snyder

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

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Attention: Erica Rice

Telephone: [***]

Email: [***]

10. Rules of Construction. The use in this Agreement of the term “including’ means “including, without limitation.” The use in this Agreement of the term “or” means “and/or” unless the context clearly indicates otherwise. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections mean the Sections of this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. The singular or plural includes the other, as the context requires or permits. Where this Agreement uses specific language to clarify by example a general statement contained herein, such specific language shall not modify, limit or restrict in any manner the construction of the general statement to which it relates. This Agreement uses language that has been chosen carefully by the Parties to express their mutual intent, and no rule of construction shall be applied against either Party.

11. Governing Law; Disputes; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceedings arising out of or relating to this Agreement and any transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware state court or, if no such state court has proper jurisdiction, the such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding in the state or Federal courts located in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the state or Federal courts located in any such Delaware state or Federal court. Each of the Parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions in the United States and throughout the world by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

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12. Cooperation. Each Party shall cooperate with the other Party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

13. Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized officer of Buyer and Securityholder. No waiver by Buyer of any default, misrepresentation or breach hereunder by Securityholder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder by Securityholder or affect in any way any rights of Buyer arising by virtue of any prior or subsequent such occurrence.

14. Independent Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of such independent counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

15. Integration. This Agreement is based on the premises and mutual promises contained herein and also upon the Merger Agreement. This Agreement, and the Merger Agreement upon which this Agreement is based, are the entire agreement of the parties pertaining to the subject matter of this Agreement, and all prior or contemporaneous negotiations, agreements, understandings, or representations, whether written or oral, that pertain to the subject matter of this Agreement, are expressly superseded hereby and are of no further force and effect. Each of the parties acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement or the Merger Agreement.

16. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs and/or personal representatives, provided that neither this Agreement nor any interest herein shall be assigned or otherwise transferred, by operation of law or otherwise, by Securityholder without the prior written consent of Buyer. Nothing in this Agreement shall confer, whether expressly or by implication, any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties, Affiliates of Buyer and the respective permitted successors and assigns of any of the foregoing.

17. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business included within the Restricted Business and each county, state, country or other region included within the Restricted Territory. The Parties expressly agree that the character, duration, geographic area and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has

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been executed, including but not limited to Buyer’s need to protect the value of the Company’s assets, relationships, goodwill, know-how, and business it is acquiring. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, geographical area or subject matter scope of this Agreement exceeds that permitted by applicable Law in a particular jurisdiction, then the Parties agree that such provision(s) will be reformed to the maximum character, duration, geographical area and subject matter scope, as the case may be, permitted by applicable Law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure Buyer of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in that jurisdiction.

18. Severability. The Parties desire and intend that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any court of competent authority holds any provision of this Agreement to be invalid, prohibited or unenforceable for any reason in any jurisdiction, then as to such jurisdiction, the offending provision shall be deemed severed from this Agreement and shall be ineffective within that jurisdiction, without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. Notwithstanding the foregoing, if an offending provision as described above could be more narrowly drawn or otherwise “blue-penciled,” modified or reformed so as not to be invalid, prohibited or unenforceable in the jurisdiction where it was held to be offending, then it shall, as to such jurisdiction, be deemed more narrowly drawn, blue-penciled, modified or reformed, by the minimum necessary to render it valid and enforceable in that jurisdiction, (i) with the nature and extent of such redrawing, blue-penciling, modification or reformation to be determined by a court of competent authority in accordance with applicable procedural and substantive law, and (ii) without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

19. Obligations. Securityholder’s obligations under this Agreement shall remain in effect without regard to Securityholder’s employment or severance of employment with the Company, Company’s Affiliates, Buyer or Buyer’s Affiliates.

20. Counterparts; Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute but one agreement. The delivery of a signature to this Agreement by facsimile or electronic mail shall be sufficient for all purposes between the Parties.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed by its duly authorized representatives, and Securityholder has executed this Agreement, in each case, as of the date first written above.

SECURITYHOLDER

[                ]

[Signature Page – Non-Competition Agreement]

BUYER

Columbia Care LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page – Non-Competition Agreement]

Exhibit B

Escrow Agreement

PROJECT MAIASAURA

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into and effective as of                 , 2021, by and among Century Bank and Trust Company (the “Escrow Agent”), Columbia Care, LLC (“Buyer”) and Futurevision Representative, LLC (“Securityholder Representative”), solely in its capacity as the representative of the Members (defined below).

WHEREAS,

Buyer and Securityholder Representative have entered into that certain Agreement and Plan of Merger, dated June [__], 2021, by and among Columbia Care Inc., a company continued under the laws of the Province of British Columbia, the Buyer, Maia Acquisition IB Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Sub I”), Maia Acquisition II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Merger Sub II”), FutureVision 2020, LLC, a Delaware limited liability company (the “Company”), the members set forth on Section 1 thereto (the “Members”) and Securityholder Representative (the “Merger Agreement”), pursuant to which Merger Sub I will be merged with and into the Company, such that the Company will be the surviving entity, and as part of the same overall transaction, the surviving entity of the first merger will be merged with and into Merger Sub II, such that Merger Sub II will be the surviving entity of the second merger;

Buyer and the Securityholder Representative desire for the Escrow Agent to act as escrow agent of the Escrow Funds (defined below), and Escrow Agent is willing to act in such capacity subject to the terms and conditions hereof; and

Schedule I to this Escrow Agreement sets forth the wire transfer instructions for the Buyer, the Escrow Account, and the Members.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions

1.1. Buyer and Securityholder Representative hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts its duties as provided herein.

1.2 Buyer shall remit funds (the “Escrow Funds”) to an account (the “Escrow Account”), using the wire instructions set forth on Schedule I, to be held, disbursed and invested as provided in this Escrow Agreement. Unless otherwise instructed in writing by Buyer and Securityholder Representative, the Escrow Agent shall invest and reinvest the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Fund shall at all times remain available for distribution in accordance with Section 1.3 below.

1.3. Within two Business Days of receipt of written instructions (“Joint Instructions”), signed by an authorized representative of each of Buyer and Securityholder Representative (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse funds held in the Escrow Account as provided in such Joint Instructions and this Section 1.3, but only to the extent that funds are collected and available. The Joint Instructions shall include the amount to be disbursed and shall identify the entity or persons to whom the disbursement shall be made, and the amount to be disbursed to each recipient, which shall be either Buyer or the Members, using the wire instructions on Schedule I. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.4 is closed. Such Joint Instructions shall be given only once.

1.4 In the event that Buyer or Securityholder Representative provide a formal written notice to the other regarding a claim against funds in the Escrow Funds, the party delivering such written notice shall simultaneously deliver a copy of such written notice to Escrow Agent; provided, however, that Escrow Agent shall have no duty to act upon any such written notice, which shall be considered informational only with respect to Escrow Agent.

II.	Provisions as to the Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence. In no event shall the Escrow Agent shall not be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation call-back procedures. Buyer and Securityholder Representative understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Buyer and Securityholder Representative in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Buyer and Securityholder Representative, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.3. The Escrow Agent shall be protected in acting upon any written instruction, notice, request or instrument which the Escrow Agent in good faith believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement; provided, however, that no amendment to this Escrow Agreement shall be valid without Escrow Agent’s written consent.

2.4. The Escrow Agent may consult with legal counsel of Escrow Agent’s choice, in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.5. In the event of any disagreement between Buyer and Securityholder Representative, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall continue to refrain from acting u ntil (i) the rights of Buyer and Securityholder Representative and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Buyer and Securityholder Representative and all other interested parties, and the Escrow Agent shall have been notified thereof in a writing signed by Buyer and Securityholder

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Representative. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized to comply with and obey any such orders, judgments, decrees or levies and it shall not be liable to either Buyer and Securityholder Representative hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The rights of the Escrow Agent in this paragraph are cumulative of all other rights which it may have by la w or otherwise.

2.6. Buyer and Securityholder Representative, jointly and severally, agree to indemnify, defend and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, reasonable attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and which arise directly or indirectly from this Escrow Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.7. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.8. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to Buyer and Securityholder Representative. The Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by the mutual agreement of Buyer and Securityholder Representative. In either event, such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Buyer and Securityholder Representative shall promptly appoint a successor escrow agent. On the effective date of the resignation or removal of the Escrow Agent pursuant to this Section 2.8, the Escrow Agent shall deliver the Escrow Funds (including any interested earned thereon) to any successor escrow agent agreeable to Buyer and Securityholder Representative. In the event no successor escrow agent has been appointed on or prior to the date such resignation or removal is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all Escrow Funds and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1. Buyer and Securityholder Representative shall pay the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees agreed to by Buyer, Securityholder Representative and the Escrow Agent.

IV.	Miscellaneous

4.1. During the term of this Escrow Agreement, the Escrow Fund shall be deposited as indicated in Section 1.2 above. Any interest will accrue on Escrow Fund deposits beginning the day immediately following the day Escrow Fund deposits are received, based on the daily average balances of Escrow Funds so held in the Escrow Account. Any interest will be credited monthly and become part of the Escrow Fund. Deposits into the Escrow Account are insured, subject to the applicable rules and regulations of the FDIC, in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Account.

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4.2 Buyer and Securityholder Representative agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the Escrow Funds is the Buyer and all interest and income from the investment of the funds shall be reported as having been earned by Buyer as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). On or before the execution and delivery of this Escrow Agreement, each of Buyer and Securityholder Representative shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate, or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Buyer and Securityholder Representative hereby agree, jointly and severally, to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds deposited under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.3 The Escrow Agent shall provide monthly reports of transactions and balances to Buyer and Securityholder Representative as of the end of each month, until the disbursement of all Escrow Funds. This Escrow Agreement shall terminate upon the final disbursement of all Escrow Funds.

4.4. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered during normal business hours on a Business Day (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the email address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receip t requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

If to the Escrow Agent:

Century Bank and Trust Company

400 Mystic Avenue

Medford, MA 02155

Attention: Paul Evangelista

Phone: [***]

Facsimile: [***]

Email: [***]

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with a copy (which shall not constitute notice, nor shall the failure to send make notice defective) to:

Craighead Law LLC

17 Briarwood Road

Framingham, MA 01701

Attention: Susan S. Craighead

Phone: [***]

Email: [***]

If to Buyer:

Columbia Care LLC

680 5th Ave, 24th Floor

New York, New York 10019

Attention: Joshua Snyder

Phone: [***]

Email: [***]

with a copy (which shall not constitute notice, nor shall the failure to send make notice defective) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Erica Rice

Telephone: [***]

Facsimile: [***]

Email: [***]

If to Securityholder Representative:

Futurevision Representative, LLC

4750 Nome Street

Denver, Colorado 80239

Attention: Sally Vander Veer

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice, nor shall the failure to send make notice defective) to:

Husch Blackwell LLP

Attn: Steve Levine

1801 Wewatta Street, Suite 1000

Denver, Colorado 80202

[***]

[***]

Any notice delivered outside of normal business hours on a Business Day shall be deemed delivered two hours after the start of the next Business Day. Any party may unilaterally designate a differe nt address by giving notice of each change in the manner specified above to each other party.

4.5. This Escrow Agreement is intended to be construed according to the laws of the Commonwealth of Massachusetts, without reference to choice of law provisions. Except as permitted in Section 2.7, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

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4.6. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.7. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8. This Escrow Agreement is for the sole benefit of Buyer, Securityholder Representative, and the Escrow Agent, and their respective successors and permitted assigns, and, with respect to Section 2.6 only, the Indemnified Parties, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through its affiliates, agents, attorneys, custodians or nominees.

4.9. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.10 Following the public announcement of the transactions contemplated in the Merger Agreement, either Buyer or Securityholder Representative, or all, shall notify Escrow Agent whereupon, Escrow Agent may reference the parties as clients and disclose that it is serving as the escrow agent in connection herewith.

4.11. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed to be originals.

4.13. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive notice with an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

CENTURY BANK AND TRUST COMPANY, as the Escrow Agent

By:
Paul Evangelista, Executive Vice President

COLUMBIA CARE LLC

By:
Name: Nicholas Vita
Title: CEO

FUTUREVISION REPRESENTATIVE, LLC, solely in its capacity as Securityholder Representative:

By:
Name: Sally Vander Veer
Title: Manager

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

[***]

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

[***]

SCHEDULE I

WIRE TRANSFER INSTRUCTIONS

[***]

Exhibit C

Lock-Up Agreement

LOCK-UP AGREEMENT

_________ ___, 202___

Columbia Care Inc. (the “Issuer”)

Dear Sirs/Mesdames:

Re:    Lock-Up Agreement

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of June___, 2021 (the “Merger Agreement Effective Date”), by and among Columbia Care LLC (“Buyer”), Columbia Care Inc. (“Parent”), Maia Acquisition IA Inc., a Delaware corporation, Maia Acquisition II Inc., a Delaware corporation, Futurevision 2020, LLC (the “Company”), the members of the Company and Futurevision Representative, LLC, solely in its capacity as the representative of the Members (the “Stockholder Representative”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

1. Lock-Up.

To induce Buyer and Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that commencing on the date hereof the undersigned will not, without the prior written consent of the Issuer:

(a)	directly or indirectly sell, transfer, assign, pledge, make any short sale, grant any option for the sale of, or otherwise dispose of the Parent Common Shares (the “Subject Securities”);

(b)

enter into any swap, forward or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Subject Securities (regardless of whether any such arrangement is to be settled by the delivery of securities of the Issuer, securities of another person, cash or otherwise);

(c)	agree to do any of the foregoing or publicly announce any intention to do any of the foregoing; or

(d)	act jointly or in concert with any third party with respect to any of the foregoing,

prior to the lock-up release dates set forth below (each a “Lock-Up Period” in respect of Subject Securities then held).

The Lock-Up Period will commence on the Closing Date and will continue with respect to the Subject Securities as follows:

Percentage of Subject Securities	Expiration of Lock-Up Period
25	120 days following the Closing Date
25	210 days following the Closing Date
25	300 days following the Closing Date
25	390 days following the Closing Date

Notwithstanding the restrictions on the Subject Securities described above, nothing in this letter agreement shall prohibit or otherwise restrict or require the consent of any person in respect of:

(a)	transactions relating to securities of the Issuer acquired in open market transactions following the Closing Date;

(b)	the transfer of any or all of the Subject Securities to a registered investment plan or similar plan of the transferor, such as a registered retirement savings plan;

(c)

the transfer of any or all of the Subject Securities (A) to a personal holding company or a holding company or similar entity controlled by the undersigned for family or estate planning purposes, (B) to a fund, limited partnership, limited liability company or legal entity that is managed or controlled by or under common management with the undersigned, or whose manager or general partner, as applicable, is the same as or is an affiliate of the manager or general partner of the undersigned, as the case may be, (C) as a bona fide gift or gifts, (D) by will or intestate succession, or (E) to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin;

(d)

the transfer (or agreement to vote or tender shares pursuant to a voting, support or letter agreement) of all or any of the Subject Securities pursuant to a take-over bid (as defined in the Securities Act (Ontario)), merger, amalgamation, plan of arrangement or other similar business combination transaction available to all holders of shares of the Issuer, involving a change of control of the Issuer, provided that if such take-over bid, merger, amalgamation, plan of arrangement or other similar business combination transaction is not completed, the Subject Securities owned by the undersigned shall remain subject to the restrictions contained in this letter agreement; and

(e)

the transfer of all or any of the Subject Securities to any nominee or custodian of the undersigned provided that such nominee or custodian is only the registered holder of such transferred Subject Securities;

provided, however, that it shall be a condition precedent to any transaction contemplated in clause (c) or (e) above that the transferee execute and deliver to the Issuer an agreement stating that the transferee is receiving the Subject Securities subject to the provisions of this letter agreement and that such transferee shall be subject to the provisions of this letter agreement as if it were the undersigned.

2. General

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. The undersigned hereby authorizes the Issuer during the Lock-Up Period to cause any transfer agent for the Subject Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, Subject Securities for which the undersigned is the record or beneficial holder. All authority herein conferred or agreed to be conferred shall survive the death, disability, dissolution, winding-up, amalgamation or incapacity of the undersigned and the associates and affiliates thereof and any obligations of the undersigned shall be binding upon the heirs, representatives, successors and permitted assigns of the undersigned.

For the avoidance of doubt, during the Lock-Up Period, the undersigned shall retain all rights of ownership in the Subject Securities, including voting rights and the right to receive any dividends that may be declared in respect thereof and paid in cash or Subject Securities.

The undersigned hereby further represents and warrants that (a) the undersigned is the sole beneficial owner of, or the sole person who can exercise control or direction over, the Subject Securities, with good and marketable title thereto free and clear of any and all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, and the undersigned has the sole right to sell all of the Subject Securities, (b) except for the Merger Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned of any of the Subject Securities or any interest therein or right thereto, and (c) the only securities of the Issuer beneficially owned, or over which control and direction is exercised by the undersigned, directly or indirectly, on the date hereof, are the Subject Securities.

The undersigned agrees that the details of this letter agreement may be described in any material change report or similar required regulatory filing prepared by the Issuer (or by Buyer or any Buyer affiliate) or in connection with the execution and delivery of this letter agreement and the undersigned further agrees to this letter agreement being made publicly available (with the undersigned’s name redacted), including by filing on SEDAR, if required, in accordance with applicable securities laws. Except as required by applicable law or applicable stock exchange requirements, neither the undersigned nor the Issuer, Buyer or any of their Affiliates will, and will ensure that the entities controlled by each of them do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Merger Agreement without the prior written approval of Issuer, in the case of the undersigned, and the undersigned, in the case of the Issuer or Buyer.

This letter agreement shall terminate on the earlier of (i) the close of trading on the last day of the Lock-Up Period (or, if the last day of the Lock-Up Period is not a trading day, at the start of trading on the trading day immediately following the end of the Lock-Up Period); or (ii) the termination of the Merger Agreement in accordance with its terms prior to the Closing.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS LETTER AGREEMENT SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTIES OF NEW YORK, NASSAU OR SUFFOLK, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

[Remainder of Page Intentionally Left Blank]

MEMBER:

By:
Name:
Title:

Acknowledged and agreed this___ day of _________ , 202___

ISSUER:

COLUMBIA CARE INC.

By:
Name:
Title:

Exhibit D

Longmont Option

OPTION TO PURCHASE AGREEMENT

THIS OPTION TO PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2021 (the “Effective Date”) by and among each of the individuals set forth on the signature page hereto (each, a “Seller” and collectively, the “Sellers”), Medicine Man Longmont, LLC (the “Company,” and together with the Sellers, the “Seller Parties”), and Columbia Care LLC, a Delaware limited liability company (the “Buyer” and collectively with the Company and the Sellers, the “Parties” and each individually, a “Party”). All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Parties have entered into that certain Agreement and Plan of Merger, dated as of even date herewith, by and among Columbia Care Inc. (“Parent”), Buyer, Maia Acquisition IA Inc., Maia Acquisition II Inc. (“Merger Sub II”), Futurevision Holdings, Inc. (“Holdings”), and the stockholders of Holdings (the “Holdings Merger Agreement”); and that certain Agreement and Plan of Merger, dated as of even date herewith; by and among Parent, Buyer, Maia Acquisition IB Inc., Merger Sub II, Futurevision 2020, LLC (“Futurevision 2020”), and the stockholders of Futurevision 2020 (the “2020 Merger Agreement”).

WHEREAS, the Company operates a recreational marijuana center in Longmont, Colorado (“Longmont”).

WHEREAS, Buyer desires to purchase the Company.

WHEREAS, the transfer of the Company to Buyer may not occur until at least January 1, 2022 (the “Regulatory Transfer Date”).

WHEREAS, contingent upon the conditions described herein, Seller hereby grants to Buyer an option, exercisable on or after the Regulatory Transfer Date, to purchase the Company, subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual agreements that follow, the parties agree to the following terms and conditions:

1. Grant of Option. The Sellers and the Company hereby grant to the Buyer an exclusive, irrevocable option (the “Option”) to acquire the Company, for a purchase price of $7,069,536 (the “Purchase Price”), which shall be payable, and subject to adjustment, in accordance with the terms and conditions of the merger agreement attached hereto as Exhibit A (the “Merger Agreement”).

2. Condition. On or prior to April 1, 2022, either (a) Buyer shall have entered into a definitive agreement (the “Buyer Divestiture Agreement”) to sell its recreational marijuana center located at 206 South Main St., Longmont, Colorado 80501 and the associated recreational marijuana center license (No.#402R-00718 / Local # 402R-00718) to a third-party (the “Buyer Divestiture”) or (b) Buyer shall otherwise be legally permitted to acquire the Company, whether due to a change in Longmont rules and regulations related to the ownership of cannabis licenses, an accommodation from Longmont cannabis regulators, or otherwise (clause (a) or (b), the “Option Exercise Condition”).

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3. Exercise of Option. If the Option Exercise Condition has been satisfied, the Buyer may exercise the Option at any time between the Regulatory Transfer Date and on or prior to the Option Exercise Outside Date. As used herein, the “Option Exercise Outside Date” shall mean 10:00 am New York Time on April 31, 2022; provided, however, that the Option Exercise Outside Date shall automatically extend if and for so long as (i) the Buyer has entered into a Buyer Divestiture Agreement, (ii) the Buyer Divestiture has not closed solely because the parties to such sale have not received all regulatory approvals necessary to consummate such closing, (iii) Buyer is in compliance with Section 7.7, and (iv) the parties to the Buyer Divestiture have not received a final, non-appealable determination from any state or local cannabis regulator that such regulator will not approve the Buyer Divestiture.

4. Exercise of Put. If the Option Exercise Condition has been satisfied and Buyer has not exercised the Option on or prior to the Option Exercise Outside Date, then Seller shall have the right, beginning on the date following the Option Exercise Outside Date and lasting until three (3) months thereafter to require Buyer to exercise the Option (the “Put”) by providing Buyer written notice thereof. Promptly following the exercise of the Option or the Put, but in any case within fourteen (14) days thereafter (the “Execution Date”), the Parties shall enter into the Merger Agreement, together with any additions, modifications or deletions to which the Parties mutually agree.

5. Term; Make Whole Fee. In the event that (a) the Option Exercise Condition is not satisfied on or prior to April 1, 2022; (b) the closing of the acquisition of the Company by Buyer (the “Closing”) does not occur by the Closing Outside Date (except as described in subsection (z) hereunder); or (c) Buyer breaches its representations and warranties under Section 8.2, which breach materially adversely affects Buyer’s ability to consummate the transactions contemplated hereunder, including the Closing and satisfaction of the Option Exercise Condition, then, in each case, after notice from the Company to Buyer and five (5) business days’ opportunity to cure, the Sellers shall have the right to terminate this Agreement pursuant to Section 9.4(b) and Buyer shall pay to the Sellers an amount in cash equal to $3,500,000 in the aggregate (the “Make Whole Fee”). As used herein, the “Closing Outside Date” shall mean the date that is four (4) months following the Execution Date; provided, however, that, with regard to Section 5(b) only, the Closing Outside Date shall automatically extend if and for so long as (i) the Closing shall not have occurred by such date solely because the Parties have not received all regulatory approvals necessary to consummate the Closing, (ii) the Buyer and the Company are continuing to work in good faith to obtain such regulatory approvals and (iii) the Parties have not received a final, non- appealable determination from any state or local cannabis regulator that such regulator will not approve the acquisition of the Company by the Buyer. Notwithstanding anything to the contrary herein, the Make Whole Fee shall not be payable by the Buyer to the Sellers and Buyer shall have the option to terminate this Agreement pursuant to Section 9.4(c) (x) in the event of any material breach by Seller of its representations and warranties under Section 8.1 or in the Merger Agreement or its covenants under Sections 7.1, 7.2 or 7.4 or in the Merger Agreement (in each case without regard for or giving effect to the terms “material”, “in all material respects”, “Material Adverse Effect” or similar qualifiers), after notice from Buyer and a reasonable

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opportunity to cure; (y) in the event of a Material Adverse Effect; or (z) if the Closing does not occur by the Closing Outside Date primarily due to any action (or inaction) of any Seller Party which is in breach of this Agreement or the Merger Agreement. Any amounts payable to the Sellers pursuant to this Section 5 shall accrue interest at the rate of six percent (6%) from the date the obligation to pay such amounts is incurred.

6. Services Agreement. Concurrently with the closings under the Holdings Merger Agreement and the 2020 Merger Agreement, the Buyer and the Company shall enter into a Services Agreement, substantially in the form attached hereto as Exhibit B (the “Services Agreement”).

7. Interim Period.

7.1 Compliance with Laws; Ordinary Course. From and after the date hereof until the Execution Date or the earlier termination of this Agreement (the “Interim Period”), the Company shall, and the Sellers shall cause the Company to:

(a) conduct the Business of the Company in the Ordinary Course of Business;

(b) pay all applicable Taxes as such Taxes become due and payable;

(c) maintain all Permits in the Ordinary Course of Business, and

(d) use commercially reasonable efforts to maintain and preserve the Business, retain its officers, key employees and consultants, and maintain and preserve its relationships with customers, suppliers, service providers, regulatory authorities and others having business relationships with the Company in the Ordinary Course of Business.

7.2 Covenants. Without limiting the generality of the foregoing, during the Interim Period, unless otherwise approved in writing by the Buyer or as set forth in Section 7.2 of the written schedules provided to Buyer, dated as of the Effective Date (the “Company Disclosure Schedules”), the Company will not:

(a) amend or change the organizational documents of the Company (including the Company Organizational Documents), as applicable;

(b) change its method of management or operations in any material respect, except as contemplated by the Services Agreement or the Merger Agreement, or as required pursuant to applicable Law;

(c) dispose of, acquire or license any material (indirectly or in the aggregate) assets or properties, or make any commitment to do so, other than in the Ordinary Course of Business;

(d) (A) incur any obligation or liability other than in the Ordinary Course of Business or Intercompany Indebtedness, (B) incur any indebtedness for borrowed money, make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, other than in the Ordinary Course of Business or Intercompany Indebtedness, or (C) subject any of its properties or assets to any Lien other than Permitted Liens;

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(e) make any material change in the compensation paid or payable to any employee, manager, agent, representative or consultant, other than in the Ordinary Course of Business, or make any material change in the fringe benefits of any employee, other than in the Ordinary Course of Business;

(f) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Company management or employee, except in the Ordinary Course of Business;

(g) hire any employee or consultant whose annual compensation is in excess of $100,000;

(h) enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations;

(i) undertake any action or fail to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any material Owned IP;

(j) enter into any Contract that, if entered into prior to the Execution Date, would be a material IP License or Material Contract or (ii) amend, modify, renew, terminate or waive any material right under any material IP License or Material Contract;

(k) except with respect to dividends and distributions, make or cause to be made any redemption, repurchase, recapitalization, reclassification, grant, issuance, repricing, split, combination or other transaction involving the equity of the Company, or any preemptive right, subscription right, option, warrant or right to acquire any such capital stock or equity securities;

(l) authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Shares;

(m) (i) enter into any new line of business, or incur or commit to incur any material capital expenditures or Liabilities in connection therewith or (ii) abandon or discontinue any material existing lines of business;

(n) (i) apply for any new Permits pursuant to State and Local Cannabis Laws, or (ii) abandon any pending applications for Permits applied for under State and Local Cannabis Laws;

(o) fail to take any actions necessary to maintain the existing Company Permits in good standing;

(p) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

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(q) acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(r) cancel or waive any rights in excess of $100,000, or pay, discharge or settle any claim $100,000;

(s) make any new capital expenditure commitments in excess of $25,000 individually or $50,000 in the aggregate; or

(t) commit to do any of the foregoing referred to in clauses (a) – (s).

7.3 Access. During the Interim Period, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, if reasonably requested by the Buyer and at Buyer’s sole expense, the Company will permit the Buyer and its legal counsel and other representatives, during normal business hours, reasonable access to (a) the assets, properties, records, books of account, contracts and other documents of the Company, and (b) members of senior management of the Company and their professional advisors. During the Interim Period, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, the Company will furnish reasonably promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties, prospects, finances, customers, products, services, ongoing disputes, litigation, technology, personnel and other information regarding the Company as the Buyer or its legal counsel and other representatives may from time to time reasonably request; provided, that such data and other information provided by the Company shall not modify or expand the representations made by the Company pursuant to Section 8.1.

7.4 Nonsolicitation.

(a) During the Interim Period, neither the Company nor any of its respective managers, members (including the Sellers), directors, officers, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than the Buyer and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Seller, the Company or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company taken as a whole (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

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(b) During the Interim Period, if the Company or any of its Representatives receives an inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company shall (i) promptly notify Buyer of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 7.4; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time, (ii) provide to the Buyer a copy of any written inquiry, proposal or offer and all correspondence related thereto (subject to any confidentiality obligations in existence as of the date of this Agreement), and (iii) keep the Buyer reasonably informed of the status thereof.

7.5 Confidentiality. During the Interim Period, the Buyer and the Company shall abide by the terms of the Confidentiality Agreement.

7.6 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law, regulatory authority, stock exchange or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of the Buyer, the Company, any of the Sellers or any of their respective Affiliates) (other than communications with any Seller and third parties necessary to obtain the consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by the Buyer prior to release. Notwithstanding the immediately preceding sentence, in the event that the Company (or any of its Affiliates) is required by Law, regulatory authority, stock exchange or court order to make any such disclosure, the Company shall notify the Buyer prior to making such disclosure and shall use its commercially reasonable efforts to give the Buyer an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

7.7 Efforts. Buyer and the Company shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. This Agreement and the transactions contemplated hereby may be subject to review by one or more Governmental Entities. If any Governmental Entity determines this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement in a commercially reasonable manner according to the Governmental Entity’s requirements while effectuating the original intent of this Agreement as near as possible.

8. Representations and Warranties.

8.1 Seller Party Representations and Warranties. The Seller Parties represent and warrant to the Buyer that:

(a) As of the Effective Date and as of immediately prior to the Execution Date, Sellers own all of the Shares, free and clear of Liens, other Permitted Liens, and there are no outstanding options or other rights to purchase the Shares;

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(b) The Company and each Seller possesses full legal right and all requisite power and authority, necessary to execute, deliver and perform this Agreement to consummate the transactions contemplated by this Agreement. This Agreement constitutes a valid and legally binding obligation of the Company and the Sellers, enforceable against the Company and the Sellers, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).

(c) Except for the filing of the Certificates of Merger and the filings, applications, submissions, notices and approvals required under State and Local Cannabis Laws, no filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity or other third party is required on the part of the Company or any Seller for the execution, delivery and performance by the Company and the Sellers of this Agreement.

(d) Except as set forth on Section 8.1(d) of the Disclosure Schedules, there are no Actions pending or threatened against or affecting the Company or the Sellers in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

(e) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted.

(f) The Company has made available to Buyer true, complete and correct copies of (i) the audited balance sheet of the Company as of December 31, 2020 and the related statements of income, cash flows and members’ equity for the respective years then ended, and (ii) the unaudited balance sheet (the “Recent Balance Sheet”) of the Company as of March 31, 2021 (the “Recent Balance Sheet Date”) and the unaudited statements of income, members’ equity and cash flows of the Company for the three (3) month period then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements.” The Financial Statements (including the notes thereto, if any) have been prepared from, and are consistent with, the books and records of the Company (which are true, correct and complete), and fairly present the financial condition of the Company in all material respects as of the dates thereof, and the results of operations and cash flows for the periods then ended, and have been prepared in accordance with GAAP (except that the interim Financial Statements are subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material in amount or effect and do not include footnotes).

(g) The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. Since January 1, 2015, there have been no (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company or (iii) to the Company’s Knowledge, any claim or allegation regarding any of the foregoing.

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(h) The Company has no Liabilities, except for (a) Liabilities set forth on the Recent Balance Sheet (or notes thereto), or (b) Liabilities that have arisen after the Recent Balance Sheet Date in the Ordinary Course of Business, and are not, individually or in the aggregate, material in amount, none of which is a Liability resulting from noncompliance with any applicable Law or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Action.

(i) The Company has good and valid to, a valid leasehold interest in, or a valid license or other contractual right to use the Business Assets, free and clear of all Liens, other than Permitted Liens. Each Business Asset, as applicable, is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. The Business Assets constitute all of the assets, rights and properties necessary, and are sufficient, for the conduct of the Business as currently conducted.

(j) The Company has duly and timely filed all Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. The Company has paid all Taxes due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has properly and timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes which it has been required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any Employee, equityholder, member, creditor or other third party. No Tax audits, investigations, actions, or assessments or administrative or judicial Actions are pending or are threatened with respect to the Company, and there are no matters under discussion, audit or appeal with any Taxing Authority with respect to Taxes or Tax Returns of the Company. There are no Liens for Taxes on any of the assets of the Company, other than Liens for Taxes not yet due and payable and for which appropriate reserves have been established according to GAAP on the Financial Statements.

(k) Except as set forth on Section 8.1(k) of the Disclosure Schedules, there have been no material Actions (i) pending or threatened against or affecting the Company or its assets, properties or rights or against any of its directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or threated by or on behalf of the Company, and there have been no outstanding Orders to which the Company or any of its Affiliates is a party or to which the Company or any of its Affiliates or its or their assets or properties is or are bound. No event has occurred or circumstances exist that may give rise to, or serves as a basis for, any such Action or Order.

(l) Except with respect to Federal Cannabis Law, the Company is and has been in material compliance with all Laws of any Governmental Entity applicable to the Company. The Company has not received any written notice from a Governmental Entity that alleges that it is not in compliance with any Law, and the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

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(m) The Company holds and is in material compliance with all Permits material to the operation of the Business (the “Company Permit”). Each Company Permit is in full force and effect, and is not subject to any pending, or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend, or declare such Company Permit invalid. The Company has not violated a material term of any Company Permit or a material condition under which any Company Permit was granted. All renewals for the Company Permits have been timely applied for and no event of circumstance has occurred or exists that would prohibit or prevent the re-issuance to Buyer or the Company of any of the Company Permits. All fees and charges with respect to such Company Permits as of the date hereof have been paid in full and will be paid through the Exercise Date.

(n) (i) The Company has not received any written notice from any Governmental Entity having jurisdiction over its operations, activities, locations, or facilities, of (1) any deficiencies or violations of, or (2) any remedial or corrective actions required in connection with, any Company Permits or their renewal, (ii) no Action is being or has been threatened or contemplated with which (1) could reasonably be expected to result in the issuance of any such notice or (2) could prevent or impair the operations and activities engaged in pursuant to such Company Permits, and (iii) to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permits. Without limiting the foregoing, neither the Company nor any Affiliate of the Company has made any bribe, rebate, payoff, influence payment, kickback or other payment unlawful under any applicable Law.

(o) The Company’s activities have been and are being conducted in a manner consistent with the following priorities: (i) preventing the distribution of marijuana to minors; (ii) preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (iii) preventing the diversion of marijuana from states where it is legal under state law in some form to other states; (iv) preventing state-authorized marijuana activity from being used as a cover or pretext for trafficking of other illegal drugs or other illegal activity; (v) preventing violence and the use of firearms in the cultivation and distribution of marijuana; (vi) preventing drugged driving and exacerbation of other adverse health consequences associated with marijuana use; (vii) preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by growing marijuana on public lands; and (viii) preventing marijuana possession and use on federal property.

(p) To the Knowledge of the Company, each Licensed Provider has all Permits necessary for the conduct of their business activities involving the Company and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit held by a Licensed Provider necessary for its cannabis or cannabis-related activities and operations involving the Company.

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(q) The Company’s Affiliates, including the Sellers, have complied with all restrictions on ownership, control and participation in the Company and its Business under all applicable State and Local Cannabis Laws and have made no false statement, representation or omission to any Governmental Entity in connection with the Company, its Business, or its Permits.

(r) The Company has a valid and enforceable leasehold interest in all its Leased Real Property reflected in the Financial Statements or acquired after the Recent Balance Sheet Date. Each Real Property Lease is in full force and effect; all rents and additional rents due to date on each Real Property Lease have been paid and neither the Company nor any other party to any such Real Property Lease has received notice of any breach or default nor repudiated any material provision thereof. The Company has not received a notice of cancellation or termination with respect to any Real Property Lease. There exists no event that, with notice or lapse of time, or both, would constitute a material breach or default by the Company or any other party thereto, under any of the Real Property Leases. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased or subleased Leased Real Property.

(s) All of the Company’s inventories, materials, and supplies consist of items of quality and quantity, in materially good condition and usable or salable in the Ordinary Course of Business. The values of the inventories stated in the Financial Statements reflect the Company’s normal inventory valuation policies and were determined in accordance with GAAP.

(t) In the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the IT Assets used by the Company or the business data and Personal Information held by the Company, which have caused material disruption to the Business, or which were violative of any Privacy and Security Law, applicable industry standards or guidelines, or the privacy rights of third parties. The Company has taken commercially reasonable steps to implement security, backup, and disaster recovery measures and technology consistent with industry practices and, to the Knowledge of the Company, there has been no unauthorized or improper access of the IT Assets or the business data and Personal Information held by the Company. All IT Assets are owned by the Company, or used pursuant to a valid license.

8.2 Buyer Representations and Warranties. The Buyer hereby represents and warrants to the Company and the Sellers as of the Effective Date that:

(a) As of the Effective Date and as of immediately prior to the Execution Date, the Buyer possesses full legal right and all requisite power and authority, necessary to execute, deliver and perform this Agreement to consummate the transactions contemplated by this Agreement. This Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an Action at law or in equity).

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(b) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or other third party is required on the part of the Buyer for the execution, delivery and performance by the Buyer of this Agreement.

(c) There are no Actions pending or threatened against or affecting the Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

(d) As of the Effective Date and as of immediately prior to the Execution Date, Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement, including the Buyer Divestiture.

(e) Buyer does not have a current intent to substantially discontinue the trade or business of the Company.

(f) Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of the Seller Parties set forth in Section 8.1; and (b) no Seller Party nor any other person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Section 8.1.

9. Miscellaneous Provisions.

9.1 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereunder, including the Buyer Divestiture and the Closing, and the covenants of the Parties, are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party shall be entitled, in addition to the exercise of other remedies, to seek injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach.

9.2 Expenses. Except as set forth herein, all fees and expenses incurred in connection with the transactions contemplated hereunder, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties, shall be the obligation of the Party incurring such fees and expenses. Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or the enforcement of any provision hereof is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing Party may be entitled.

9.3 Amendment. No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto.

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9.4 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time before the Closing:

(a) by written agreement of Buyer and the Sellers;

(b) by the Sellers if any of the events in Sections 5(a), 5(b), or 5(c) have occurred, subject to the extensions and opportunity to cure as specified therein; or

(c) by Buyer if any of the events in Sections 5(x), 5(y), or 5(z) have occurred, subject to the opportunity to cure as specified therein.

(d) If this Agreement is terminated in accordance with this Section 9.4, it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any Party, its directors, officers or equityholders, except that, (1) if the Closing under the Holdings Merger Agreement has occurred, Buyer shall cause Holdings or its Affiliates, as applicable, to forgive all amounts of Intercompany Debt then outstanding and owed by the Company to Holdings or its Affiliates, and (2) the Confidentiality Agreement, this Section 9.4, Section 5, Section 7.6, and Section 9 shall survive termination; provided that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination. For the avoidance of doubt, if (i) this Agreement is terminated by the Sellers pursuant to Section 9.4(b), Buyer shall pay to the Company the Make Whole Fee as described in Sections 5(a), and (ii) if this Agreement is terminated by Buyer pursuant to Section 9.4(c), the Make Whole Fee shall not be payable by the Buyer to the Sellers.

9.5 Severability. This Agreement is severable, and in the event that any one or more of the provisions hereof shall be deemed invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.6 Headings. The descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.7 Governing Law.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of Laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that any claims, controversies, or disputes related to any matter involving the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances shall be governed by and construed in accordance with the Laws of the State of Colorado, regardless of Laws that might otherwise govern under applicable principles of conflicts of laws thereof as to all such matters.

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(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined exclusively in the state courts located in the State of Colorado. Each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO EACH PARTY’S EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE AFFILIATES OR REPRESENTATIVES OF ANY OTHER PARTY RELATED THERETO.

(d) EACH OF THE PARTIES (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY, AND (4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Assignment. The Seller Parties shall not assign or transfer, in whole or in part, this Agreement or any of such Party’s rights, duties or obligations under this Agreement without the prior written consent of the Buyer. The Buyer may assign its rights, along with all of its obligations, under this Agreement, upon notice to the Sellers; provided that, no assignment of this Agreement shall relieve the Buyer of any of its payment obligations under this Agreement.

9.9 Waiver. The waiver by either Party of a breach or violation of any provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach or default, whether or not of a similar nature, or as a waiver of any other provisions, rights, or privileges hereunder and no waiver shall be effective unless set forth in writing and executed by the Party waiving such provisions, rights or privileges. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or

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waive any part of this Agreement or any rights or obligations of either Party. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either Party hereunder shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

9.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.11 No Third Party Beneficiaries. Except as expressly provided elsewhere herein, nothing in this Agreement is intended to be construed or be deemed to create any rights or remedies in any third party.

9.12 No Rule of Construction. The Parties acknowledge that because all Parties had an opportunity for their counsel to participate in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement that construes ambiguous or unclear language in favor of or against any party.

9.13 Counterparts and Electronic Signatures. This Agreement and any amendments hereto may be executed in duplicate counterparts, each of which will be deemed to be an original and both of which, taken together, shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., via facsimile or e- mailed portable document format (.pdf) form), and the Parties hereby adopt as original any signatures received in electronically transmitted form.

9.14 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) the next business day when sent by overnight mail, postage prepaid with proof of delivery from the courier requested, (c) the next business day when sent by sent by certified or registered mail, postage prepaid, or (d) when sent if in writing and sent by electronic mail. Notices shall be sent to the addresses set forth in Section 12.1 of the Merger Agreement. Any Party may by notice given in accordance with this Section 9.14 to the other Parties designate another address or person for receipt of notices hereunder; provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) business day after receipt thereof.

9.15 Entire Agreement. This Agreement, the Confidentiality Agreement and the Merger Agreement (and the Exhibits and Schedules hereto and thereto) contain the entire agreement of the Parties hereto and written agreements or understandings between them with respect to the matters provided for herein, and supersedes any prior agreements or understanding, written or oral, including without limitation the Indication of Interest dated January 26, 2021, with respect to the matters provided for herein.

9.16 Time. If any date on which a Party is required to take any action pursuant to this Agreement falls on a weekend or a legal holiday, then such Party shall have the right to take such action on the first business day next following such date.

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9.17 Subject to Approval of the Colorado Marijuana Enforcement Division. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS HERETO, INCLUDING THE MERGER AGREEMENT, IS CONTINGENT UPON AND SUBJECT TO THE PRIOR APPROVAL OF THE MED AND EACH APPLICABLE LOCAL JURISDICTION, INCLUDING THE CITY OF LONGMONT.

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IN WITNESS WHEREOF, the parties have executed this Option to Purchase Agreement as of the date set forth above.

BUYER:

Columbia Care LLC

By:
Print Name:
Title:

COMPANY:

Medicine Man Longmont, LLC

By:
Print Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Option to Purchase Agreement as of the date set forth above.

SELLERS:

THE ANDREW JOHN WILLIAMS REVOCABLE
TRUST, DATED MAY 28, 2015

By:
Name:
Title:

THE SALLY J VANDER VEER REVOCABLE TRUST DATED MARCH 8, 2018

By:
Name:
Title:

THE ROSEBUD GROUP, LLC

By:
Name:
Title:

PETE VASQUEZ

By:
Name: Pete Vasquez
Title:

Exhibit A

Form of Merger Agreement

Exhibit B

Services Agreement

Exhibit E

Services Agreement

BUSINESS SERVICES AGREEMENT

This Business Services Agreement (this “Agreement”) is entered into as of [                 ] (the “Effective Date”), by and between Columbia Care, LLC, a Delaware limited liability company (“Columbia Care”) and Medicine Man Longmont, LLC (“Medicine Man”).

WHEREAS, Columbia Care has experience in providing business support and consulting services to regulated marijuana businesses;

WHEREA, Medicine Man possesses licenses (the “Licenses”) issued by the Colorado Marijuana Enforcement Division (the “MED”) for the operation of a regulated marijuana business at 500 E. Rogers Rd. Longmont, Colorado 80501 (the “Licensed Premises”); and

WHEREAS, Medicine Man desires to engage Columbia Care to provide the services listed on Schedule 1 for the operations at the Licensed Premises (the “Services”) and Columbia Care desires to provide the Services to Medicine Man.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services.

(a) Subject to the terms of this Agreement, Columbia Care shall provide, or cause one or more of its Employees (as defined on Schedule 1) to provide, the Services set forth on Schedule 1 hereto, as requested by Medicine Man from time to time. In addition, if any services, functions, responsibilities or other components of work for any Services are not specifically described on Schedule 1 but are indispensable to the performance or provision of the Services, those services, functions, responsibilities or other components of work will also be included as Services under this Agreement; provided, however, for the avoidance of doubt, that Columbia Care shall not be required to provide any third party services not expressly contemplated under Schedule 1.

(b) Compensation for Services. Medicine Man shall pay to Columbia Care a monthly fee of $10,087.67 (the “Fee”).

(c) Schedule for Services. Columbia Care shall cause one or more of its Employees to perform the Services on a schedule mutually agreed upon by the parties. Columbia Care shall document time spent performing the Services in a manner that is satisfactory to Medicine Man in Medicine Man’s reasonable discretion.

2. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL COLUMBIA CARE OR ITS AFFILIATES OR EMPLOYEES BE LIABLE, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, TO MEDICINE MAN OR ITS AFFILIATES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT

LIMITATION, DAMAGES FOR LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF REPUTATION, LOSS OF OPPORTUNITY, BUSINESS INTERRUPTION OR ANY OTHER LOSS) ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER OR IN CONNECTION WITH THE PROVISION OF THE SERVICES OR THE FAILURE TO PROVIDE THE SERVICES HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARE CAUSED BY THE NEGLIGENT, RECKLESS OR WILLFUL MISCONDUCT OF COLUMBIA CARE OR ITS EMPLOYEES.

3. Relationship of the Parties.

(a) Columbia Care shall be an independent contractor of Medicine Man for all purposes hereunder. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between Medicine Man and Columbia Care. Columbia Care further acknowledges that neither Columbia Care nor any individual employed by Columbia Care or acting on Columbia Care’s behalf will be treated or regarded as a Medicine Man employee under the laws or regulations of any government or governmental agency or for state or federal tax purposes. Columbia Care shall assume all responsibility for the Services performed by Columbia Care and Columbia Care employees. While the Services contracted for shall be performed at the direction of Medicine Man, Columbia Care shall retain and exercise primary direction over the manner of the work performed by the Columbia Care employees performing such work necessary to deliver the Services, with the express exception of any work inherently related to privileges or authorizations exclusive to regulated marijuana business licensees.

(b) Medicine Man shall at all times retain control of the Licensed Premises and all Services performed by Columbia Care shall be in compliance with directives from Medicine Man and subject to Medicine Man approval. The parties acknowledge that the Services contemplate hereunder are not intended to permit Columbia Care to exercise “Control” over Medicine Man or any of Medicine Man’s operations, as such term is defined in 1 CCR 212-3 (the “Code”) including, without limitation, Rules 1- 115 and 2-230(E) thereof. The parties further acknowledge this Agreement, and the parties’ obligations hereunder, may be subject to review by the MED and/or the City of Longmont (the “Local Authority”). In the event of a determination by either the MED and/or the Local Authority that this Agreement violates the Code or Local Authority ordinance, or a determination that this Agreement must otherwise be reformed, the parties shall negotiate in good faith for no less than sixty (60) days (the “Cure Period”) to reform this Agreement in accordance with guidance from MED and/or the Local Authority, respectively. If the Parties are unable to negotiate a reformation of this Agreement within such Cure Period, this Agreement shall automatically terminate pursuant to Section 6 hereof.

4. Representations and Warranties of Columbia Care. Columbia Care represents and warrants that:

(a) Columbia Care has the authority to enter into this Agreement. Columbia Care represents and warrants that neither Columbia Care’s entry into this Agreement nor Columbia Care’s performance of the Services will conflict with or result in a breach of any other agreement, arrangement, or obligation, of any nature whatsoever, to which Columbia Care is a party or by which Columbia Care is bound.

(b) Columbia Care will provide substantially the same level of service and use the same degree of diligence and care as Columbia Care or its Employees or subsidiaries provide and use in performing services of the same kind or nature as the Services on behalf of its own account in the ordinary course of business consistent with past practice.

(c) Columbia Care shall perform the Services in a competent and qualified manner in accordance with standards common in the industry in which Medicine Man operates. In addition, Columbia Care shall comply with all state and local laws, including all requirements of the MED and Local Authority, as well as ethical standards applicable to the Services. Columbia Care shall comply with all Medicine Man policies for the operation of the regulated marijuana business as established from time to time.

5. Intellectual Property. All intellectual property rights of Columbia Care or any of its affiliates, including, without limitation, all manuals, trademarks, brochures, training materials, packaging, and branded material of Columbia Care (collectively “Columbia Care’s Intellectual Property”) shall at all times be proprietary to Columbia Care or its affiliates, and shall be the exclusive property of Columbia Care or its affiliates. Columbia Care hereby grants to Medicine Man a limited, non-exclusive, revocable, non-assignable, non-transferable license to use Columbia Care’s Intellectual Property for the Term (defined below). Upon any termination of this Agreement for any reason, Medicine Man shall cause all Columbia Care’s Intellectual Property to be removed and returned to Columbia Care from the Licensed Premises, without compensation to Medicine Man, within thirty (30) days of termination.

Upon termination of this Agreement for any reason, Medicine Man shall retain the limited, non-exclusive, revocable, non-assignable, non-transferrable license to use Columbia Care‘s Intellectual Property for a period of thirty (30) days following such termination solely as needed in order to transition the services to a new provider.

6. Term and Termination. The term of this Agreement shall commence on the Effective Date and continue until July 31, 2022, unless terminated earlier pursuant to this Section 6 (the “Term”). This Agreement may be terminated in accordance with the following:

(a) by mutual written consent of the parties at any time;

(b) in writing by Medicine Man for convenience at any time;

(c) by Columbia Care in the event of non-payment by Medicine Man for any period of time continuing in excess of 60 days;

(d) automatically upon the following:

1.	any change in ownership of more than 50% of the membership interests in Medicine Man;

2.	the transfer of the Licenses;

3.	pursuant to Section 3(b); or

4.	the revocation of the Licenses.

7. Miscellaneous.

(a) Entire Agreement. This Agreement, any Schedule(s) hereto and the agreements, instruments and documents among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Amendments and Waivers. This Agreement may be amended or modified only with a written instrument executed by Medicine Man and Columbia Care. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided, nor shall be effective unless in writing and executed by the party waiving compliance. No waiver by any party of any breach or violation of, default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(c) Survival. Sections 2, 5, and 7(c) shall survive termination pursuant to Section 6.

(d) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) the next business day when sent by overnight mail, postage prepaid with proof of delivery from the courier requested, (c) the next business day when sent by sent by certified or registered mail, postage prepaid, or (d) when sent if in writing and sent by electronic mail.

(e) Assignment. No party hereto may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Columbia Care may, without obtaining the prior written consent of Medicine Man, assign any of its rights, or delegate any of its obligations under this Agreement to any affiliate of Columbia Care. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation of rights or obligations in violation of this Section 7(e) is void and of no force or effect.

(f) Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(i) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic mail.

(k) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

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IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement on the date first above written.

COLUMBIA CARE, LLC

By:

Name:

Title:

MEDICINE MAN LONGMONT, LLC

By:

Name:

Title:

SCHEDULE 1

SERVICES
Accounting Services	- input of daily sales - creation of financial statements (includes balance sheets, P/L, cash flow) - upload of bills - provide payments of accounts payable

Marketing Services	- loyalty program texts - website management/maintenance - graphics - creation of marketing materials

Social Media	- social media posts - menu management - review of responses

Human Resources

-  at direction of Medicine Man manage all employee hiring and onboarding

-  at direction of Medicine Man manage all employee termination procedures and exit interviews

-  manage employee benefits

-  payroll administration

Buying Consultant	- shall provide consulting for purchasing of third party goods - may perform services on site to execute purchases at direction of Medicine Man

IT	- system updates - system upgrades - METRC uploads at direction of Medicine Man

Maintenance	- maintenance of property and equipment as needed

Money Counting	- employee provided to be onsite to assist with money counting

The Services may be provided by any of the following Columbia Care employees (“Employees”):

Charlie Marcella, Trey Fisher, Libby Cope, Lauren Maxwell, Josh Best, David Behrns, Grant Hryze, Michelle Zeman.

Any changes to these Employees must be approved in writing by Medicine Man.